NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 8, 2012
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
ALLETE, Inc. will hold its Annual Meeting of Shareholders in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 8, 2012, at 10:30 a.m. CDT (doors will open at 9:30 a.m. CDT) for the following purposes:
1.To elect a Board of eleven directors to serve for the ensuing year;

2.To approve an advisory resolution on executive compensation;

3.	To approve an amendment to the ALLETE and Affiliated Companies Employee Stock Purchase Plan to increase the number of shares of ALLETE Common Stock authorized for issuance under the plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2012; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Shareholders of record on the books of ALLETE at the close of business on March 9, 2012, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.
All shareholders are invited and encouraged to attend the Annual Meeting of Shareholders in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.
To vote your shares online or by a toll-free telephone call, please follow the instructions on your Proxy Card or, if you received these materials electronically, follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided. Your early response will facilitate an efficient vote tally.

At the direction of the Board of Directors,

Deborah A. Amberg
Senior Vice President, General Counsel and Secretary

March 20, 2012
Duluth, Minnesota

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 8, 2012:

The Proxy Statement and 2011 Annual Report on Form 10-K are available at www.ematerials.com/ale

PROXY STATEMENT TABLE OF CONTENTS

PROXY SOLICITATION AND COSTS	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
OWNERSHIP OF ALLETE COMMON STOCK	5
Securities Owned by Certain Beneficial Owners	5
Securities Owned by Directors and Management	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
ITEM NO. 1—ELECTION OF DIRECTORS	7
Nominees for Director	7
CORPORATE GOVERNANCE	10
Corporate Governance Guidelines	11
Director Independence Standards	11
Related Person Transactions and Director Independence Determinations	12
Director Nominations	13
Committee Membership, Meetings, and Functions	13
Board Leadership Structure	14
Communications between Shareholders and Other Interested Parties and the Board of Directors	14
Director Common Stock Ownership Guidelines	15
Code of Business Conduct and Ethics	15
Board's Oversight of Risk	15
COMPENSATION DISCUSSION AND ANALYSIS	15
Executive Summary	15
Compensation Philosophy and Objectives	17
Elements of Executive Compensation	19
Employment, Severance, and Change in Control Agreements	23
Process for Determining Executive Compensation	24
Shareholder Advisory Voting on Executive Compensation	27
EXECUTIVE COMPENSATION COMMITTEE REPORT	28
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	28
Summary Compensation Table	29
Grants of Plan-Based Awards	31
Grants of Plan-Based Awards Discussion	31
Outstanding Equity Awards at Fiscal Year-End	35
Option Exercises and Stock Vested	36
Pension Benefits	36
Pension Benefits Discussion	37
Non-qualified Deferred Compensation	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	40
Estimated Potential Payments Upon Termination Associated With a Change in Control	42
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	42
Estimated Additional Payments Due to Long-Term Disability	43
DIRECTOR COMPENSATION	44
EQUITY COMPENSATION PLAN INFORMATION	46
ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	46

ITEM NO. 3—APPROVAL OF AN AMENDMENT TO THE ALLETE AND AFFILIATED COMPANIES EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	47
Summary of the ESPP	47
AUDIT COMMITTEE REPORT	51
Audit Committee Pre-Approval Policies and Procedures	52
Audit and Non-Audit Fees	52
ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53
OTHER BUSINESS	53
Shareholder Proposals for the 2013 Annual Meeting	53
APPENDIX A: ALLETE and Affiliated Companies Employee Stock Purchase Plan

PROXY STATEMENT
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY SOLICITATION AND COSTS

These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or Company) in connection with the solicitation of proxies by the Company to be voted at the Company's 2012 Annual Meeting of Shareholders. The Annual Meeting will be held in the Lake Superior Ballroom at the Duluth Entertainment Convention Center, Duluth, Minnesota on Tuesday, May 8, 2012, at 10:30 a.m. CDT.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from the majority of our employee shareholders and from shareholders who previously requested to receive proxy materials electronically.

We have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Directors or Company officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers, and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We expect to pay approximately $10,000 plus expenses in connection with soliciting proxies. Proxy solicitation costs will be paid by the Company.

The Notice of Annual Meeting, Proxy Statement and form of proxy were first sent to shareholders on or about March 22, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why have I received these proxy materials?
You received these materials because you were a shareholder of the Company at the close of business on March 9, 2012 (the Record Date) and are entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Holders of the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on March 9, 2012, there were 37,978,495 outstanding shares of Common Stock, each entitled to one vote.

What is the purpose of the Annual Meeting of Shareholders?
At the meeting, our shareholders will be asked:

1.
To elect a Board of eleven directors to serve for the ensuing year. The nominees for director are: Kathleen A. Brekken, Kathryn W. Dindo, Heidi J. Eddins, Sidney W. Emery, Jr., James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Madeleine W. Ludlow, Douglas C. Neve, Leonard C. Rodman, and Bruce W. Stender;

2.	To approve an advisory resolution on executive compensation;

3.
To approve an amendment to the ALLETE and Affiliated Companies Employee Stock Purchase Plan (ESPP) to increase the number of shares of ALLETE Common Stock (Common Stock) authorized for issuance under the plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company's independent registered public accounting firm for 2012; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board is not aware of any other matter to be presented at the Annual Meeting of Shareholders. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

How does the Board recommend that I vote?
The Board recommends that you vote "FOR" each director nominee, "FOR" approval of the compensation of the Company's Named Executive Officers, "FOR" approval of an amendment to the ESPP to increase the number of shares of Common Stock authorized for issuance under the ESPP, "FOR" ratification of PricewaterhouseCoopers as our independent registered public accounting firm for 2012, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.ematerials.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote online, do not return your proxy card.

•
Telephone: Vote using a touch-tone telephone by calling (800) 560-1965 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote by phone, do not return your proxy card.

•
Mail: Complete, sign, and date each proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873 St. Paul, MN 55164-0873.

Telephone and Internet voting will be available until 12:00 p.m. CDT on May 7, 2012.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should give you a voting instruction form to tell your broker or other nominee on how to vote your shares.

Can I change my vote or revoke my proxy?
Yes, if you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting of Shareholders, either by signing and returning a proxy card with a later date or by attending the Annual Meeting of Shareholders in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephone vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephone vote.

If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote or revoke your proxy.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone or by mail) or to vote in person at the Annual Meeting of Shareholders.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares and you are also invited to attend the Annual Meeting of Shareholders. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank or other nominee.

Can my broker vote my shares for me?
Your broker may vote your shares without instruction from you only as to the ratification of our independent registered public accounting firm for 2012 (Proposal 4). As to all other proposals in this Proxy Statement, your broker cannot vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to Proposals 1, 2 and 3, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of these proposals.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

What vote is required to approve each proposal?
Proposal 1: Each director will be elected by the vote of a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for director, this will have no effect on the election of such director.

Proposal 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting on the advisory resolution, this will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, our Executive Compensation Committee and Board expect to take the outcome of the vote into account when considering future executive compensation decisions.

Proposal 3: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date, will be required to approve an amendment to the ESPP to increase the number of shares of Common Stock authorized for issuance under the ESPP. If you abstain from voting for the approval of the additional shares, this will have the same effect as a vote against this proposal.

Proposal 4: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2012, provided that the total number of shares that affirmatively vote for the proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the appointment, this will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal, and are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

Might I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to us at ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

I received these proxy materials electronically. How can I get paper copies of these materials?
If you wish to request paper copies of proxy materials, including a proxy card, you may do so by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

How can I subscribe to electronic delivery of annual reports and proxy statements?
We are pleased to offer our shareholders the convenience and benefits of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we would send you an e-mail notification that the shareholder materials have been filed with the Securities and Exchange Commission (SEC) and are available for you to view. The notification will include a link to the Web site on which you could view the materials. We would also provide you with a link to allow you to vote your shares of Common Stock online.

To sign up for electronic receipt of shareholder materials, follow these easy directions:

1.	Log onto the Internet at www.allete.com.

2.	Click on “Investors.”

3.	Click on “Shareholder Services.”

4.	Click on “Proxy Electronic Delivery.”

5.	Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Who can answer my questions?
You are welcome to contact our Shareholder Services department with any questions you may have regarding this Proxy Statement. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, Minnesota 55802. The telephone numbers are (800) 535-3056 or (218) 355-3974.

OWNERSHIP OF ALLETE COMMON STOCK

Securities Owned by Certain Beneficial Owners
Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 9, 2012, the following shareholders beneficially owned more than five percent of any class of the Company's voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]

Common Stock	BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	2,935,506	7.7%
Common Stock	Wells Fargo Bank, N.A. (Wells Fargo)[3] 401 South Tryon Street NC 1156 Wachovia Center Charlotte, NC 28288	3,723,145	9.8%

[1]	As of March 9, 2012.

[2]
The information shown comes from information filed with the SEC on February 12, 2012 on Schedule 13G/A. The information reflects number of Common Stock shares beneficially owned as of December 30, 2011 and includes BlackRock, Inc. and certain of its affiliates.

[3]	Wells Fargo is a beneficial owner in its capacity as Trustee of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. The information shown is as of March 9, 2012.

Generally, the shares owned by the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP) will be voted in accordance with instructions received by Wells Fargo from RSOP participants, and shares for which Wells Fargo does not receive instructions from RSOP participants will be voted proportionately with the instructions it receives.

Securities Owned by Directors and Management
The Common Stock ownership guidelines that apply to directors are discussed on page 15. Directors are expected to own shares valued at least $300,000 within five years of election. All directors have met the Common Stock ownership guidelines, except Ms. Dindo, Mr. Haines, and Mr. Rodman, each of whom is within the time frame allotted to meet the guidelines. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 18. Deferred shares and restricted stock units are included for purposes of determining whether directors and Named Executive Officers are meeting the share ownership guidelines because we believe those derivative holdings accomplish similar objectives as stock ownership, namely, (1) encouraging directors and officers to have a stake in the Company, and (2) aligning interests of directors and officers with those of shareholders. The Board reviewed the Named Executive Officers' share ownership in July 2011. As of March 9, 2012, Mr. Hodnik was making progress and is within the time frame allotted to meet his ownership guideline, and the remaining Named Executive Officers have met their ownership guidelines.

The following table shows the shares of Common Stock beneficially owned as of March 9, 2012, by directors, nominees for director, executive officers named in the Summary Compensation Table on page 29, and all directors, nominees for director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

					Other[4]
	Name of Beneficial Owner	Company Share Ownership Guidelines[1]	Number of Shares Beneficially Owned[2]	Options Exercisable within 60 days after March 9, 2012[3]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan
Directors and Nominees for Director	Kathleen A. Brekken	7,595	10,585	0	—	0
	Kathryn W. Dindo	7,595	5,738	0	—	0
	Heidi J. Eddins	7,595	10,523	0	—	3,378
	Sidney W. Emery, Jr.	7,595	11,539	0	—	0
	James S. Haines, Jr.	7,595	1,500	0	—	5,424
	James J. Hoolihan	7,595	7,846	0	—	3,378
	Madeleine W. Ludlow	7,595	14,214	0	—	1,557
	Douglas C. Neve	7,595	9,884	0	—	0
	Leonard C. Rodman	7,595	500	0	—	5,959
	Donald J. Shippar	7,595	29,895	77,087	0	0
	Bruce W. Stender	7,595	20,498	0	—	0

Named Executive Officers	Alan R. Hodnik	50,107	14,764	14,641	9,457	—
	Mark A. Schober	14,180	28,548	33,277	4,718	—
	Deborah A. Amberg	13,278	15,938	25,345	3,723	—
	David J. McMillan	12,108	15,399	25,216	2,856	—
	Robert J. Adams	5,608	12,336	18,782	2,142	—
All directors, nominees for director, and executive officers as a group (18):			228,634	216,715

[1]
Directors are expected to own shares valued at least $300,000 within five years of election to the Board. The share valuation is based on $39.50 per share, which is equal to the average price of Common Stock during the twelve-month period ending on March 9, 2012. The share amounts in this column for each Named Executive Officer was determined based on his or her salary as of March 9, 2012 and $41.91, the closing price of Common Stock on March 9, 2012.

[2]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—7,246, Mr. Neve—9,384, and Mr. Schober—4,860; (ii) shares held in trust and as to which voting and investment power is shared with the person's spouse as co-trustees: Mr. Shippar—23,554; (iii) shares held in trust as to which the person has voting and investment power as trustee: Ms. Ludlow—1,800; (iv) shares owned by the person's spouse: Mr. Rodman—500; and (v) shares held by the person's children: Mr. Hodnik—139 and Mr. Schober—118. The amounts shown in this column exclude amounts shown in the “Options Exercisable within 60 days after March 9, 2012” column. Each director and executive officer owns only a fraction of 1 percent of the Common Stock. All directors and executive officers as a group beneficially own 1.2 percent of the Common Stock.

[3]
For purposes of determining total beneficial ownership under SEC regulations, the option amounts in this column should be added to the share amounts shown in the “Number of Shares Beneficially Owned” column. We segregate these amounts because the Board does not consider options when determining whether an executive officer meets the Company share ownership guidelines.

[4]
While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, the share amounts are included here because they are included when considering whether a director or executive officer is meeting the share ownership guidelines. Under the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II), directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the New York Stock Exchange (NYSE). Based on a review of such reports and the written representations of our directors and executive officers, the Company believes that all such filing requirements were met during 2011.

ITEM NO. 1—ELECTION OF DIRECTORS

All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the eleven nominees for director named below and on the following pages. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified, or until a director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of directors, or designate substitute nominees, who would receive the votes represented by proxies.

Nominees for Director

KATHLEEN A. BREKKEN, 62, of Cannon Falls, Minnesota, has been a Director since 2006. She is a member of the Executive Compensation Committee and the Corporate Governance and Nominating Committee. In 2003, after nearly 20 years in the position, Ms. Brekken retired as the President and Chief Executive Officer of Midwest of Cannon Falls, Inc., a company that designs, wholesales, and distributes home accessories and giftware. She previously served on the ALLETE Board of Directors from 1997 to 2003. Ms. Brekken is a board member of the Mayo Clinic Health Systems/Cannon Falls.
Ms. Brekken brings broad experiences as the former CEO of a Minnesota-based company and specific knowledge of strategic planning, leadership development, and diversified business.

KATHRYN W. DINDO, 62, of Akron, Ohio, has been a Director since 2009. She is a member of the Audit Committee. From 2001 to 2007, Ms. Dindo was the Vice President and Chief Risk Officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber Systems, Inc. (formerly Roadway Services, Inc.) before joining FirstEnergy in 1998. Ms. Dindo serves as a director, chair of the audit committee and member of the compensation committee of The J.M. Smucker Company (NYSE: SJM). She also serves as a director and chair of the audit committee of Bush Brothers & Company and on the Board of Trustees of the University of Akron Foundation.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules and she brings experience in electric utility risk management. She has broad public company financial reporting and oversight experience, and a broad business perspective.

Nominees for Director

HEIDI J. EDDINS, 55, of St. Augustine, Florida, has been a Director since 2004. She is Chair of the Corporate Governance and Nominating Committee. Ms. Eddins is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. Ms. Eddins joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She now provides transportation-related consulting services.
Ms. Eddins contributes her expertise in corporate governance matters for public companies, her experience in Florida real estate, and strategic planning and diversified business knowledge.

SIDNEY W. EMERY, JR., 65, of Minneapolis, Minnesota, has been a Director since 2007. He is a member of the Executive Compensation Committee. In February 2010, Mr. Emery became the Chief Executive Officer and owner of Supply Chain Services, LLC, a provider of barcode scanning solutions. Mr. Emery served as the Chairman and Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008. He serves as a director, chair of the compensation committee, and member of the audit and governance committees of Urologix, Inc. (NASDAQ: ULGX), a Minneapolis-based manufacturer of minimally invasive medical devices.
Mr. Emery contributes his experience as a public company CEO, knowledge of executive compensation matters, and strategic planning and diversified business experience.

JAMES S. HAINES, JR., 65, of Lawrence, Kansas, joined the Board in 2009. He is a member of the Executive Compensation Committee. From 2002 to 2007, he was the Chief Executive Officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as Chief Executive Officer of El Paso Electric Company. He is a member of the board of Stormont-Vail HealthCare. Mr. Haines also serves as Director and Treasurer of the Climate and Energy Project, a nonprofit organization that seeks to reduce greenhouse gas emissions in the American heartland states.
Mr. Haines has experienced a long career of public utility experience, having served as CEO at two public utilities. He brings expertise in legal and regulatory matters, strategic planning, and executive compensation.

ALAN R. HODNIK, 52, of Hermantown, Minnesota, has been a director since 2009. He was named President of the Company in May 2009, CEO in May 2010, and Chairman in May 2011. Since joining the Company in 1982, Mr. Hodnik has served as Vice President–Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer. Mr. Hodnik is a director for PolyMet Mining Corporation (NYSE-A: PLM; TSX: POM), serving on that company's compensation committee and corporate governance and nominating committee. He is also on the board of directors for Essentia Health-East Region. Mr. Hodnik was the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.
Mr. Hodnik has served the Company for 30 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the region the Company serves.

Nominees for Director

JAMES J. HOOLIHAN, 59, of Grand Rapids, Minnesota, has been a Director since 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Hoolihan is the Chief Executive Officer and chairman of the board of directors of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. From 2004 until September 2011, he was the President and Chief Executive Officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, especially the Grand Rapids area. From 1981 to 2004, Mr. Hoolihan was the President of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids from 1990 to 1995.
Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings his knowledge of the industries and political issues of the service area, and has operated a business serving these industries.

MADELEINE W. LUDLOW, 57, of Cincinnati, Ohio, has been a Director since 2004. She is Chair of the Executive Compensation Committee. Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies. Ms. Ludlow was the Chairman, Chief Executive Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the Vice President and Chief Financial Officer of Cinergy Corp.
Ms. Ludlow brings a sophisticated financial background. She also has executive experience at a public utility and has worked with entrepreneurial and diversified businesses.

DOUGLAS C. NEVE, 56, of Chatfield, Minnesota, has been a Director since 2007. He is Chair of the Audit Committee. Mr. Neve provides financial consulting services. Mr. Neve is the former Executive Vice President and Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm. Mr. Neve has also served as a director and chair of the audit committee of Analysts International Corporation (NASDAQ: ANLY) since 2008; he is currently its chairman and an ex officio member of its compensation committee. Mr. Neve is also a director and chair of the audit committee of Tyndale House Publishing, Inc.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly-traded company.

Nominees for Director

LEONARD C. RODMAN, 63, of Overland Park, Kansas, has been a Director since 2009. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Rodman has over 40 years of experience with Black & Veatch, a major provider of engineering and construction services to the electric utility/power generation, water, environmental, and telecommunications industries. Mr. Rodman has been the President and Chief Executive Officer of Black & Veatch since 1998 and its Chairman since 2000. Mr. Rodman currently serves on the board and the audit committee of the Iowa State University Foundation.
Mr. Rodman has experience serving utilities and other regional industries for over 40 years. He brings his leadership experience of a large, internationally-diversified company, and strategic planning.

BRUCE W. STENDER, 70, of Duluth, Minnesota, has been a Director since 1995. Mr. Stender, as Lead Director, is an ex officio member of each Board committee. Mr. Stender served as Chairman of ALLETE from September 2004 to January 2006. In 2007, Mr. Stender stepped down as President and CEO of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate. He continues to be the Vice Chair and a Principal of Labovitz Enterprises, Inc.
Mr. Stender has significant connections to and understanding of the region the Company serves. He brings corporate governance knowledge and varied leadership experience, as well as diversified business experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company's employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a competitive advantage because it provides greater assurance of strategic focus, full compliance with laws and regulations, and alignment with shareholder interests.

During 2011, we reviewed and enhanced established corporate governance practices as part of our ongoing effort to ensure that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company's business operations, as needed, and to make decisions that are independent of the Company's management. To reinforce this independence, the Board and its committees undertake an annual self-evaluation process, and non-management directors meet regularly without management present, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

In an effort to further develop the Board, directors are asked to attend an independent educational seminar at least once every two years and to share their experiences and observations with the other directors. The majority of our directors have fulfilled this educational goal and have attended courses on board governance, strategy and risk management, compensation issues, director succession, and audit committee issues. In addition to seminars, Board members attended educational presentations hosted by the Company during 2011 covering topics including: air emissions regulations, smart grid technologies, and financial market considerations. In January 2012, Board education addressed investor perceptions of the Company, regulator perspectives, stock analyst research and the debt markets.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address the Board's roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, director compensation, director stock ownership, and other matters. These Guidelines were initially adopted in 2002 and were most recently revised in October 2011. The Corporate Governance Guidelines changes in 2011 included, amending the mandatory retirement age for directors from 70 to 72 and clarifying that service on non-profit boards by directors does not require approval by the Corporate Governance and Nominating Committee. Each committee of the Board also has a charter pursuant to which it operates. The Audit Committee Charter was last revised in January 2012, the Executive Compensation Committee Charter was last revised in July 2011, and the Corporate Governance and Nominating Committee Charter was last revised in October 2011. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company's Web site at www.allete.com.

Director Independence Standards
The Board has adopted independence standards into the Company's Corporate Governance Guidelines that are consistent with the director independence standards of the NYSE. These Corporate Governance Guidelines are available on the Company's Web site at www.allete.com. An “independent” director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board has adopted certain categorical standards to assist in determining each director's independence. The Board considers a “material relationship” with the Company to exist where:

•	the director is or has been employed by the Company within the last three years;

•	a member of the director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the director is a partner or an employee, or the director's immediate family member is a partner, of the Company's current independent registered public accounting firm; or an immediate family member is an employee of the Company's current independent registered public accounting firm and personally works on the Company's audit; or the director or an immediate family member was within the last three years an employee or partner of the Company's current independent registered public accounting firm and personally worked on the Company's audit within that time;

•
the director or a member of the director's immediate family is or has been employed within the last three years as an executive officer of any business organization for which any of the Company's executive officers concurrently serves or served as a member of that business organization's compensation committee;

•	the director has received in any of the last three years more than $120,000 in direct compensation from the Company (other than director and committee fees, pension, and other deferred compensation);

•	a member of the director's immediate family has received in any 12-month period within the last three years more than $120,000 in direct compensation from the Company;

•
the director is a current employee, or a member of the director's immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or two percent of the other company's consolidated gross revenue;

•
the director has been an employee within the last three years, or a member of the director's immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of five percent of the Company's total assets;

•
the director or a member of the director's immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or two percent of such entity's total invested capital in any of the last three years; or

•
the director or a member of the director's immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or two percent of such organization's consolidated gross revenue in any of the last three years.

Related Person Transactions and Director Independence Determinations
The Board has adopted a policy to review transactions between the Company and related persons. Related persons include directors, director nominees, executive officers, and five percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our Web site at www.allete.com.

The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm's-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between directors and the Company and determined that each such transaction was small relative to the director's business and that, in each case, the director had no direct involvement in the transaction. The Board reviewed the Corporate Governance Committee's determination in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each director, except Mr. Hodnik and Mr. Shippar, is “independent.”

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan has an ownership interest in Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Coal, Ltd. Effective September 1, 2011, Mr. Hoolihan left the Blandin Foundation and returned to ILCO as its chief executive officer. During 2011, Company payments to ILCO totaled $887,420.17. These payments represent a relatively small percentage of ILCO's 2011 sales.

Mr. Rodman has an ownership interest in Black & Veatch and serves as its chairman, president and chief executive officer. The Company purchased engineering and related services from Black & Veatch totaling $313,694.07 in 2011, which represent less than 0.01 percent of Black & Veatch revenues in 2011.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $18,998.74 in 2011.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Rodman and Mr. Stender, without their respective participation, as well as transactions which occurred in 2009 and 2010, and determined that the cumulative totals were well below the Company's and the NYSE's standards for director independence and were also not material to the relevant director or to any person or organization with whom the director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board, and the Board determined, that these transactions do not impair the independence of the affected directors.

There were no transactions in 2011 between the Company and any related persons other than directors that would have required Board review.

Director Nominations
The Corporate Governance Committee recommends director candidates to the Board and will consider for such recommendations director candidates proposed by management, other directors, search firms, and shareholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate. A shareholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Corporate Governance and Nominating Committee, c/o ALLETE Secretary, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting director nominees, the Board considers factors it deems appropriate. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential director nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate's relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence, in accordance with the Corporate Governance Guidelines, and the rules of the NYSE and SEC. In connection with the selection, due consideration will be given to the Board's overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations: financial expertise (including an “audit committee financial expert” within the meaning of the SEC's rules); electric utility knowledge and contacts, real estate knowledge and contacts, or both; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the industries located in the Company's service area; and community leadership.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds.

The Corporate Governance Committee will review all candidates. Before making any contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

Committee Membership, Meetings, and Functions
The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins (Chair), Mr. Hoolihan, Mr. Rodman, and Mr. Stender (ex-officio). The Corporate Governance Committee met four times during 2011. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a director nominating committee, leads the Board's annual evaluation of the CEO, and is authorized to exercise the authority of the Board in the intervals between meetings.

The current members of the Audit Committee are Ms. Dindo, Mr. Hoolihan, Mr. Neve (Chair), Mr. Rodman, and Mr. Stender (ex-officio). The Audit Committee held seven meetings in 2011. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public, and upon favorable review, recommends approval of the Consolidated Financial Statements.

The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Mr. Haines, Ms. Ludlow (Chair), and Mr. Stender (ex-officio). The Compensation Committee held seven meetings in 2011. The Compensation Committee establishes compensation and benefit arrangements for ALLETE's executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under the rules of the NYSE, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code).

Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among directors in the future. The Board recognizes that the practice of chair rotation provides development for the directors and allows a variety of perspectives in leadership positions.

Mr. Stender presides over all executive sessions of the independent directors. Executive sessions of independent directors are regularly scheduled in connection with Board and committee meetings.

During 2011, the Board held six meetings. All directors attended 75 percent or more of the aggregate number of meetings of the Board and applicable committee meetings in 2011. All directors standing for election are expected to attend the Annual Meeting and all did attend in 2011.

Board Leadership Structure
On May 9, 2011, Mr. Hodnik was named Chairman of the Board. Mr. Shippar is not standing for election in 2012. Since his retirement as an officer of the Company in 2010, Mr. Shippar has continued to provide the Board the expertise he has gained over his long career with the Company, including his tenure as an officer and as CEO. In consideration of good governance practice and the completion of the leadership transition with the appointment of Mr. Hodnik as Chairman, Mr. Shippar will end his service as a director at the 2012 Annual Meeting of Shareholders.

In consideration of good governance and consistent with its previous practice, the Board weighed an independent chair versus a combined CEO-Chair role. Given the size of the Company, the diversity and experience of the independent board members, the Board's effective use of the Lead Director model, and Mr. Hodnik's industry and governance experience, the Board elected to combine the CEO and Chair roles.

Mr. Stender serves as Lead Director. The Board believes that a Lead Director provides important coordination and leadership for the independent directors. Mr. Stender acts as the Board's leader when it meets in executive session and when the Chairman is unable to lead the Board's deliberations. The Lead Director also serves as a liaison between the Board and the CEO.

Communications between Shareholders and Other Interested Parties and the Board of Directors
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management directors, or a particular director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines
The Corporate Governance Committee has determined that directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of directors with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and within five years of their election to the Board to own shares valued at least $300,000, determined by the average price of Common Stock in the last 12 months. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis beginning on page 18.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to directors and all Company employees, including ALLETE's CEO, Chief Financial Officer and Controller. A copy of the Company's Code of Business Conduct is available on our Web site at www.allete.com. Any amendment to, or waiver of, the Code of Business Conduct will be disclosed on our Web site at www.allete.com promptly following the date of such amendment or waiver.

Board's Oversight of Risk
The Company views risk oversight as a full Board responsibility. In 2011, the Company's enterprise risk management (ERM) process, which was first implemented in 2009, provided the Board and management with a consistent and disciplined assessment of significant risks across the organization. The Board reviewed potential events that could affect the Company and the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. The ERM process was discussed with management at Board meetings throughout 2011. Management provides the Board with regular updates of key risk indicators. The Board's focus on effective risk oversight has supported management's establishment of a tone and culture of effective risk management. Mr. Hodnik and Mr. Stender, as CEO and Lead Director, respectively, play an important role in identifying significant risks to the Company and facilitating the Board;s consideration of those risks. Among other things, they both review of Board and committee agendas and Mr. Stender's participates as an ex officio member on all Board committees.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
This Compensation Discussion and Analysis describes ALLETE's compensation philosophy and policies, including the rationale behind and processes used to determine the 2011 compensation of our Named Executive Officers. The Compensation Committee establishes our compensation philosophy and objectives. Our compensation philosophy and objectives are grounded in, and compensation decisions are guided by, the following core values and fundamental principles:

•	Compensation is linked to performance.

•	Compensation elements are balanced.

•	Compensation is fair and competitive.

•	Executive stock ownership is expected.

•	Corporate tax deductibility and accounting rules are considered.

•	The Compensation Committee and the Board exercise independent judgment.

Our compensation program is designed to attract and retain experienced, qualified executive talent, and to reward Named Executive Officers for designing and implementing business strategies that we believe will result in increased shareholder value over the long term. Our compensation program includes a combination of elements to achieve varying objectives. Compensation elements include base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, limited perquisites, and severance benefits.

Market compensation data obtained from the Compensation Committee's independent compensation consultant, along with other considerations the Compensation Committee deemed relevant, formed the basis for the Compensation Committee's deliberations and compensation decisions for the Named Executive Officers in 2011. In January 2011, we took actions to better align our compensation plans, practices and policies with our compensation philosophy and objectives. These design changes included:

•
Adopting a compensation recovery policy allowing us to recover incentive payments and other forms of compensation in the event of financial restatement, error or misconduct, and incorporating this compensation recovery policy into our executive compensation plans.

•
Amending our long-term incentive compensation plan to prohibit share repricing, to eliminate cash buyouts, and to make more restrictive the vesting provisions for outstanding equity awards upon a change in control.

•
Amending our annual incentive compensation plan to provide that upon a change in control any earned award would be prorated based on the number of months elapsed between the beginning of the performance year and the date of the change in control.

•	Amending our supplemental executive retirement plans to provide for forfeiture of executive retirement and make-up benefits in the event a participant engaged in misconduct.

•
Amending our change in control severance plan to eliminate the excise tax gross-up feature, eliminate any additional age and service credits for supplemental retirement benefits, and establish a modified payment cap.

•	Eliminating tax gross-ups on other payments for all Directors and Named Executive Officers, except tax gross-ups related to relocation expenses provided under our broad-based relocation policy.

We also made modifications to Named Executive Officer compensation during 2011. Named Executive Officers received base salary increases in 2011, which took into consideration peer company compensation market data, experience in the position, past performance, job responsibilities, and equity within the executive management group. Both the design and compensation changes are described in detail in the section "2011 Executive Compensation Changes" beginning on page 26. The Named Executive Officers' total compensation is reported in column (i) of the Summary Compensation Table on page 29.

By design, a significant portion of the Named Executive Officers' compensation is linked to performance. The total compensation for Named Executive Officers in 2011 increased over 2010 because the Company exceeded its financial and strategic and operational performance targets under the ALLETE Executive Annual Incentive Plan (AIP). The AIP goals and payout for the period ending December 31, 2011, described in detail in the section "Grants of Plan-Based Awards Discussion" starting on page 31, are summarized as follows:

2011 AIP Goals and Payout
	Target	Superior	Actual	Payout
Net Income Goal	$85.2M	$93.7M	$94.1M	100.0%
weighting	50%	100%

Cash From Operating Activities Goal	$224.5M	$246.9M	$243.0M	45.7%
weighting	25%	50%

Strategic and Operational Goals	Various			32.9%
weighting	25%	50%
Total AIP Payout				178.6%

Performance share awards under the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP) also reward Named Executive Officers for achieving financial performance targets, specifically total shareholder return (TSR) relative to a 27-company peer group over a three-year performance period. The LTIP performance share payout for the performance period ending December 31, 2011, described in detail in the section "Grants of Plan-Based Awards Discussion" starting on page 31, is summarized as follows:

LTIP— Performance Share Payout for 2009 - 2011 Performance Period
ALLETE TSR	ALLETE Ranking Among 27-Company Peer Group	LTIP Payout %
52%	17th	70%

Shareholder Advisory Voting on Executive Compensation. ALLETE provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation, commonly known as a "say-on-pay" vote. The Board believes that an annual say-on-pay vote promotes shareholder awareness of the Company's executive compensation philosophy, policies, and practices, and allows shareholders to provide feedback on a consistent basis.

At the Company's annual meeting of shareholders held in May 2011, more than 94 percent of the votes were cast in favor of the say-on-pay proposal, approving the compensation of the 2010 Named Executive Officers on a non-binding, advisory basis. We considered the results of our most recent shareholder say-on-pay vote and believe it affirms our executive compensation philosophy, policies, and practices. We continue to believe that our executive compensation is well aligned with our executive compensation core values and fundamental principles.

Compensation Philosophy and Objectives
Our compensation philosophy and objectives are grounded in, and compensation decisions are guided by, the following core values and fundamental principles:

Compensation is linked to performance. Executive compensation is linked to Company performance. We reward Named Executive Officers for achieving annual goals tied to ALLETE's business strategy. Long-term incentives promote a stable, experienced executive management team and reward growth in TSR.

Compensation elements are balanced. We use a combination of compensation elements to accomplish varying objectives. Base salary and executive retirement benefits are designed to attract and retain executive talent. Annual incentives focus the Named Executive Officers on achieving strong annual performance. Long-term incentives encourage executives to enhance our long-term success and profitability and also provide incentive to remain employed with the Company. Allocation between annual and long-term compensation opportunities is based on market comparison data, as further described in the section “Process for Determining Executive Compensation” beginning on page 24. Change in control severance benefits encourage continued dedication and objectivity from the Named Executive Officers when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company and minimize the risk that our executive officers will depart prior to a change in control. We provide perquisites, on a limited basis, to facilitate the Named Executive Officers' performance of their job responsibilities. We believe this balance of compensation elements discourages our executives from taking excessive business risk by (i) having multiple incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business; and (ii) providing a significant portion of compensation based on Company performance, while still providing a meaningful portion of total compensation in fixed compensation elements such as base salary and retirement benefits.

Compensation is fair and competitive. We strive to offer a fair and competitive compensation opportunity to all employees, including Named Executive Officers, taking into consideration market information and the advice of independent compensation consultants. We use energy services industry data to establish a range for executive compensation. While comparisons to compensation levels within the energy services industry are helpful in establishing a range for executive compensation, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives. In setting compensation levels, we consider the individual's experience in the position, past performance, job responsibilities, and equity within the executive management group. For a Named Executive Officer with sufficient experience, we generally set compensation levels so that when target performance is achieved under each of the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. When relevant market comparison data is insufficient to establish a range for a specific position, we consider internal equity among the Named Executive Officers in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those Named Executive Officers. The process of selecting comparison companies for various purposes is discussed in the section “Process for Determining Executive Compensation” beginning on page 24. Consistent with our pay-for-performance philosophy, Named Executive Officers can earn higher compensation if actual performance exceeds target performance goals. Conversely, total compensation for Named Executive Officers in any year in which the Company does not meet target performance goals will generally fall below the market median of ALLETE's compensation peer group. Total compensation generally increases as position and responsibility increase, but at the same time, a greater percentage of total compensation is tied to performance, and, therefore, at risk. This is reflected in the differences between the Named Executive Officers' opportunities under our annual and long-term incentive plans.

Executive stock ownership is expected. We believe Named Executive Officers should be ALLETE shareholders to encourage them to think as owners when balancing the risks and rewards involved with particular business decisions. We reinforce this expectation by using Common Stock to fund long-term incentive compensation awards and Company contributions to tax-qualified defined contribution retirement plans. Named Executive Officers are generally expected to hold Common Stock acquired through these awards and contributions for as long as they hold their executive positions. A Named Executive Officer may not sell the Common Stock acquired through these awards and contributions unless he or she owns Common Stock in excess of 120 percent of the expected ownership amount and would continue to meet or exceed the ownership guidelines following any sale. We do not apply the holding policy to Common Stock acquired through stock option exercises because stock options, which were last granted in 2008, were designed to provide a form of long-term cash compensation, as opposed to a long-term equity holding.

Named Executive Officers are expected to attain and maintain Common Stock ownership in accordance with the following guidelines:

Position	Stock Ownership Value (Multiple of Base Salary)
Chief Executive Officer ALLETE Senior Vice President ALLETE Vice President	4X 2X 1X

Named Executive Officers who are promoted to a position with a higher share ownership expectation have five years from the promotion to meet the guidelines. At least annually, the Board reviews Common Stock ownership to confirm that the Named Executive Officers have met or are progressing toward the ownership guidelines. Ownership levels as of March 9, 2012, are shown in the table on page 6. All the Named Executive Officers have met the Common Stock ownership guidelines, or are within the allotted time frame to meet the guidelines and are making progress toward meeting them.

Corporate tax deductibility and accounting rules are considered. We generally structure the Named Executive Officers' compensation so that all elements of pay are tax deductible by the Company. With respect to Mr. Hodnik and certain of the next most-highly compensated executive officers, Section 162(m) of the Tax Code limits to one million dollars the amount of compensation that we may deduct in any one year. That limit does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). If Section 162(m) would otherwise limit the Company's ability to deduct an AIP award, then the amount of the Named Executive Officer's AIP award that is paid currently would be capped at the maximum deductible amount, and an amount equal to that non-deductible portion would be deferred to the Named Executive Officer's supplemental executive retirement plan account. Supplemental executive retirement benefits are described starting on page 23. Performance shares awarded under the LTIP are designed to qualify as “performance-based compensation” and should be fully tax deductible. RSUs do not qualify as “performance-based compensation" because they have time-based vesting rather than performance-based vesting.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments.” If total payments in connection with a change in control exceed the limits of Section 280G, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. In January 2011, we amended the ALLETE and Affiliated Companies Change in Control Severance Pay Plan (CIC Severance Plan) to eliminate the gross-up payments on severance that would be paid to Named Executive Officers in connection with a change in control. By eliminating the gross-up payments, we substantially reduced the amount of nondeductible payments that the Company could be required to make. In January 2011, we also established a modified severance payment cap whereby the severance payment would be reduced to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount he or she would retain if the Company paid an unreduced benefit that were subject to the applicable excise tax. These changes are described in the section “2011 Executive Compensation Changes” starting on page 26.

In addition to considering tax deductibility, we also consider the accounting implications of each compensation element given to the Named Executive Officers; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment whenever it is deemed that such compensation element is in the Company's best interest.

The Compensation Committee and the Board exercise independent judgment. The Compensation Committee and the Board ensure on behalf of shareholders that executive compensation is appropriate and effective. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation elements and levels.

Elements of Executive Compensation
Our Named Executive Officers' 2011 compensation elements consisted of base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, limited perquisites, and severance benefits. Each element is discussed below and also in the compensation tables and narratives starting on page 29.

Base Salary. Base salary provides fixed compensation, at competitive levels, to attract and retain experienced, qualified executive talent.

Annual Incentive Award. The AIP rewards the accomplishment of annual goals. Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer. As position and responsibility increase, a greater percentage of pay is tied to performance. Each year, the Compensation Committee, in consultation with the CEO, approves performance measures and targets for the AIP, and individual target award opportunities.

The Compensation Committee sets the AIP opportunity levels for the Named Executive Officers so that if the Company achieves target goals, the combination of salary and annual incentives for the Named Executive Officers will result in total cash compensation near the market median for ALLETE's compensation benchmarking peer group. The table below shows the 2011 AIP target opportunity, expressed as a percentage each Named Executive Officer's base salary:

Name	AIP Target Opportunity (% of Base Salary)
Mr. Hodnik	60%
Mr. Schober	45%
Ms. Amberg	40%
Mr. McMillan	40%
Mr. Adams	30%

AIP is designed to reward achieving annual financial, strategic and operational goals. The 2011 financial measures were net income and cash from operating activities. Net income, for 2011 AIP calculation purposes, means Net Income Attributable to ALLETE, disclosed in the Company's Consolidated Financial Statements contained in the Annual Report, adjusted to exclude non-operating events. Net income was selected as a financial measure because it is used as a measure to evaluate the Company's performance, and is widely tracked and reported by financial analysts. Cash from operating activities, for 2011 AIP calculation purposes, means Cash from Operating Activities, disclosed in the Company's Consolidated Financial Statements contained in the Annual Report, adjusted to exclude the effect of cash contributions made to the pension plans and the receipt of a customer capital improvement cash deposit. Cash from operating activities was selected as a financial measure because it is used to evaluate the Company's ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Net income and cash from operating activities were also selected because both measures can affect the Company's stock price.

2011 AIP strategic and operational goals included the following:

•
Enhance growth prospects, address earnings quality and optimize competitiveness challenges by: (i) launching a new non-rate-regulated renewable business, acquiring an energy-centric business, or both; (ii) securing municipal customer loads through long-term contract extensions, (iii) gaining regulatory approvals for renewable energy initiatives and (iv) securing agreements for increased renewable initiatives;

•	Ensure talent is being developed and required leadership competencies are inculcated to successfully execute ALLETE strategies; and

•	Demonstrate continuous improvement of our safety, environmental and customer service values as measured by goals relating to safety incidents, environmental stewardship and system reliability.

The Compensation Committee, in consultation with the CEO, also determines to what extent performance targets have been achieved. Financial results exceeded 2011 target goals in large part due to performance within ALLETE's Regulated Operations segment. Our overall strategic and operational goal accomplishments were also above target. As a result, the Named Executive Officers received an annual incentive payment of 178.6 percent of the target payment for 2011. 2011 AIP goals and payout are further described under “Grants of Plan-Based Awards Discussion” beginning on page 31.

The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive and includes a cap on the maximum award amount.

Long-Term Incentive Awards. We use long-term incentive compensation to encourage the Named Executive Officers to develop and implement business strategies that grow TSR over time, and to reward executives when TSR goals are achieved. Long-term incentive compensation programs also encourage Named Executive Officers to stay with the Company because they deliver rewards over time and contain forfeiture provisions for certain terminations of employment.

Long-term incentive compensation elements are as follows:

•
Performance Shares. Performance shares reward executives for strong multi-year performance, measured by TSR relative to a group of peer companies. Relative TSR was selected by the Compensation Committee because it measures the benefit our shareholders realize on their investment in Common Stock compared to investment opportunities available in similar companies. Rewarding executives for creating shareholder value over the long-term is consistent with our compensation philosophy of linking pay to performance.

Companies comprising the TSR peer group were selected based on comparability to the Company in terms of industry and size as measured by market capitalization and stock-trading characteristics (i.e., dividend yield and price-earnings ratio). The Compensation Committee approves the peer group companies prior to the start of each performance period. Since 2009, our TSR peer group has included 27 companies selected from the Edison Electric Institute Stock Index to align the peer group to ALLETE's current operations which are focused on the electric utility industry. The Company TSR peer group for the 2011-2013 performance period is unchanged from the 2010-2012 performance period. The TSR peer groups used for outstanding LTIP awards are as follows:

Alliant Energy Corporation	IDACORP, Inc.	Pinnacle West Capital Corporation
Avista Corporation	Integrys Energy Group, Inc.	PNM Resources, Inc.
Black Hills Corporation	MGE Energy, Inc.	Portland General Electric Company
CH Energy Group, Inc.	Northeast Utilities	TECO Energy, Inc.
Cleco Corporation	NorthWestern Corporation	The Empire District Electric Company
CMS Energy Corporation	NSTAR	UIL Holdings Corporation
El Paso Electric Company	NV Energy, Inc.	UniSource Energy Corporation
Great Plains Energy Incorporated	OGE Energy Corp.	Vectren Corporation
Hawaiian Electric Industries, Inc.	Otter Tail Corporation	Westar Energy, Inc.

•
Restricted Stock Units (RSUs). RSUs are used as a retention incentive and to encourage stock ownership. An RSU entitles the recipient to one share of Common Stock when the unit vests after the period of time specified in the award.

The Compensation Committee grants the Named Executive Officers long-term incentive awards under the LTIP in January of each year, at the beginning of the three-year period, and reserves the right to make additional grants as appropriate at other times of the year. The target number of performance shares is determined by dividing each of the Named Executive Officer's target award opportunity set forth in the table below by the award fair value, which was calculated for 2011 by Mercer Consulting (Mercer), an independent consulting firm. We have no plan or program in place to time equity awards to the release of material non-public information. Compensation Committee meeting schedules are generally set six months prior to the start of the calendar year. The LTIP was most recently approved by shareholders in May 2005 and the material terms of the LTIP performance goals were re-approved by shareholders in May 2010.

The table below shows 2011 LTIP target opportunities. The 2011 LTIP target opportunity for each Named Executive Officer, except for Mr. Hodnik, was allocated 67 percent to performance shares and 33 percent to RSUs. Given the CEO's responsibility level, his 2011 LTIP target opportunity was allocated 75 percent to performance shares and 25 percent to RSUs, so that a greater percentage of the CEO's compensation was more directly tied to TSR. The number of performance shares was calculated using an estimated fair value as of December 31, 2010,which was calculated by Mercer as $42.48, and which reflects a modeled probability of reaching the performance goals. The number of RSUs granted to the Named Executive Officers was calculated using a $37.26 fair value, the closing price for Common Stock on December 31, 2010. The end-of-year valuation allows Mercer the necessary time to model and calculate the performance shares' value and to facilitate Compensation Committee approval of the awards at the January Board meeting.

LTIP Target Opportunities for 2011-2013 Performance Period
	Long-Term Incentive Plan Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		Performance Shares	Restricted Stock Units
Mr. Hodnik	$450,000	7,945	3,019
Mr. Schober	$175,000	2,760	1,550
Ms. Amberg	$150,000	2,366	1,329
Mr. McMillan	$100,000	1,577	886
Mr. Adams	$75,000	1,183	664
Benefits. We offer benefits, including retirement benefits, to attract and retain Named Executive Officers; retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same pension and retirement savings plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

•
Tax-Qualified Retirement Benefits. We provide retirement income benefits to most of our employees, including the Named Executive Officers, from two primary sources: a defined contribution retirement savings and stock ownership plan (RSOP), which has features of both an employee stock ownership plan and a 401(k) savings plan; and traditional defined benefit pension plans, all of which are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer's service through September 30, 2006, is counted for calculating his or her benefit under the pension plan. The present value on December 31, 2011, of each Named Executive Officer's pension benefits is shown in the Pension Benefits table on page 36. The 2011 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 29.

Our Named Executive Officers may elect to defer salary up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the Named Executive Officers' RSOP accounts a matching contribution with respect to elective deferrals up to four percent of base salary and an annual Company contribution of between 8.5 percent and 11.5 percent, depending on age. Amounts contributed by the Company to the Named Executive Officers under the RSOP are included in column (h) of the Summary Compensation Table on page 29.

•
Supplemental Executive Retirement Benefits. We provide supplemental retirement benefits to the Named Executive Officers through non-tax-qualified retirement plans called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP I) and the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (SERP II). SERP I and SERP II collectively are referred to as the SERP or the SERP Plans. Generally, the SERP Plans are designed to provide retirement benefits to the Named Executive Officers that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under tax-qualified benefit plans. Providing SERP benefits is also used as a recruiting and retention strategy for senior and executive talent as it provides additional retirement planning methods to ensure that the executive can maintain the same standard of living even after leaving the work force. The SERP Plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II governs all compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. SERP I and SERP II benefits are discussed in more detail on page 38.

Perquisites. The Company provides Named Executive Officers with fringe benefits, or perquisites, but only on a limited basis. Perquisites are tailored to the individual Named Executive Officer, take into account business purpose, and may include: club memberships, reimbursement for financial and tax planning services, office parking spaces, approved expenses for spouses, and executive physicals. As required by current tax laws, we impute income to the Named Executive Officers to the extent the Company reimburses the executive for certain personal expenses.

The Compensation Committee has reviewed all perquisites and determined that perquisites are a very small component of total compensation and continue to be appropriate because they help facilitate the Named Executive Officers' performance of their job responsibilities.

Effective January 1, 2011, the Compensation Committee eliminated tax gross-ups on perquisites, as described in the section “2011 Executive Compensation Changes” starting on page 26. Prior to 2011, Named Executive Officers received an additional tax reimbursement payment for the imputed income taxes. Perquisites provided in 2011 are included in column (h) of the Summary Compensation Table on page 29.

Employment, Severance and Change in Control Agreements
We have no employment agreements with our Named Executive Officers, all of whom have long tenures with the Company. ALLETE has generally promoted senior executives from within our organization.

The CIC Severance Plan would provide severance benefits to the Named Executive Officers in connection with a change in control of the Company. The CIC Severance Plan is designed to encourage and enable Named Executive Officers to remain dedicated and objective in the event of a potential change in control. The severance benefits would allow the Named Executive Officers to focus their attention on independently evaluating possible transactions and obtaining the best outcome for shareholders without being diverted by concerns about the impact various transactions could have on their job and benefit security.

The CIC Severance Plan would provide the Named Executive Officers with specific benefits in the event of an involuntary termination of employment (or resignation by the employee following certain changes made by the Company to the Named Executive Officers' duties, compensation, or benefits that would be treated as an involuntary termination) occurring six months before or up to two years after a change in control. The Compensation Committee has determined that the most effective way to accomplish the CIC Severance Plan's objectives, and the approach best reflecting typical market practice, is to require both a change in control and termination of employment before severance benefits are paid. This approach also ensures Named Executive Officers do not receive severance benefits unless they are adversely affected by a change in control.

The CIC Severance Plan would provide each Named Executive Officer a lump-sum severance payment ranging from 1.5 times to 2.5 times annual compensation based on his or her position. The Compensation Committee reviews the terms of the CIC Severance Plan and benefit levels annually, in consultation with its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), to ensure they are consistent with our compensation philosophy and objectives. Effective January 2011, we amended the CIC Severance Plan to eliminate the excise tax gross-up feature, eliminate the additional age and service credit for supplemental executive retirement benefits, and establish a modified severance payment cap whereby the severance payment would be reduced to a level below the Tax Code Section 280G safe harbor amount if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount he or she would retain if the Company paid an unreduced benefit that were subject to the applicable excise tax.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, AIP, and LTIP are designed to prevent Named Executive Officers from substantially losing previously-earned benefits if a change in control were to occur. The potential value of the change in control severance benefits is discussed more fully in the section titled “Potential Payments Upon Termination or Change in Control” starting on page 40.

Process for Determining Executive Compensation
Role of the Compensation Committee. The Compensation Committee establishes our philosophy, policies, and practices regarding executive compensation and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO's compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO's compensation, the Compensation Committee reviews and considers the Corporate Governance Committee's annual evaluation of the CEO's performance, which, among other things, assesses his performance relative to specific annual objectives established by the Board. The Compensation Committee also reviews market data, comparing the CEO's compensation to the compensation of CEO's at other energy services industry companies. Benchmarking compensation data is adjusted to account for the Company's size as measured by revenue and provides a broader market context for the Compensation Committee's deliberations and decisions. The Compensation Committee also reviews the CEO's recommendations regarding the components and amounts of the compensation of the other Named Executive Officers and approves such compensation.

Each January, the Compensation Committee, in consultation with the CEO, sets annual performance goals for the AIP. At the same time, the Compensation Committee establishes LTIP performance goals. Specifically, the Compensation Committee sets multi-year TSR objectives relative to a designated peer group in connection with performance shares and sets the terms for RSUs such as award dates, vesting periods and forfeiture provisions.

Role of Management. The CEO recommends compensation levels for all other Named Executive Officers to the Compensation Committee for approval. Recommendations are based, in part, on each Named Executive Officer's experience and responsibility level and on the CEO's assessment of his or her performance. The CEO works with each Named Executive Officer at the beginning of each year to identify individual goals that are aligned with corporate objectives, strategic plan objectives and individual department objectives that are unique to each Named Executive Officer's position and scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO reviews each Named Executive Officer's performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each Named Executive Officer, the CEO's knowledge of his or her accomplishments, and discussions with each Named Executive Officer. In addition to his assessment of the Named Executive Officer's performance, the CEO's recommendation is also based on the executive compensation peer group studies described below. The CEO also recommends to the Compensation Committee financial and non-financial goals to be used as performance measures under the Company's incentive compensation plans.

2010 Executive Compensation Studies. In mid-2010, the Compensation Committee reviewed the 27-company peer group previously used for benchmarking ALLETE's executive compensation practices and measuring relative TSR under the LTIP. Pearl Meyer provided peer group analysis that indicated that ALLETE was generally at or below the 25th percentile of the peer group for most measures. Pearl Meyer's study also found that ALLETE's peer group for purposes of compensation and performance analysis was larger than that of other comparable companies. As a result, the Compensation Committee developed a peer group of 19 companies from the Edison Electric Institute Stock Index that are closer in size to ALLETE as measured by market capitalization. The Compensation Committee approved the following 19-company peer group for purposes of comparing compensation levels and pay practices:

Avista Corporation	Hawaiian Electric Industries, Inc.	The Empire District Electric Company
Black Hills Corporation	IDACORP, Inc.	UIL Holdings Corporation
CH Energy Group, Inc.	MGE Energy, Inc.	UniSource Energy Corporation
Cleco Corporation	NorthWestern Corporation	Vectren Corporation
DPL, Inc.	Otter Tail Corporation	Westar Energy, Inc.
El Paso Electric Company	PNM Resources, Inc.
Great Plains Energy, Inc.	Portland General Electric Company

Also in mid-2010, the Compensation Committee directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for executive officers, and another for the CEO. The ALLETE executive officer benchmarking study compared base salary, target annual incentives and target long-term incentives to the peer group and relevant market survey data, reviewed annual and long-term incentive design elements, perquisites levels and trends and provided an overall assessment of the total value of compensation and benefits. This benchmarking analysis served as the basis for recommendations made in January 2011. Pearl Meyer's analysis compared ALLETE's base salaries and annual and long-term target incentive opportunities for executive officers to an external market consisting of published surveys that were size-adjusted based on revenue and proxy data disclosed in the proxy statements of the 19-company peer group for compensation benchmarking purposes. The Pearl Meyer report indicated that ALLETE's base salary and target total cash compensation was slightly below market median, with limited variance from executive to executive, and that long-term incentive opportunities were further below market median as compared to the peer group. The Pearl Meyer report also provided comprehensive analyses of annual incentive and long-term incentive design elements, perquisites benefit values, retirement benefits, outstanding equity, change in control benefits, and beneficial ownership among the peer group companies.

The CEO benchmarking study performed by Pearl Meyer compared Mr. Hodnik's compensation to market data using the same survey sources and proxy data used in the executive officer analysis and analyzed CEO pay-for-performance. Pearl Meyer's analysis indicated Mr. Hodnik's compensation was below market, reflecting his then short tenure as CEO, but the report found that the elements of his compensation were comparable to market and well balanced. The report also indicated Mr. Hodnik's pay-for-performance was reasonably aligned with financial metrics such as growth in pre-tax income and one-year TSR.

Based on the 2010 executive compensation studies, the Compensation Committee determined that: (1) Named Executive Officers' compensation included appropriate elements; (2) Mr. Hodnik's overall compensation would be adjusted with time in his role; (3) the AIP target award opportunities for each executive officer were fair compared to market competitive levels; and (4) an increase in LTIP target award opportunities for Mr. Schober and Ms. Amberg was warranted. The Compensation Committee also concluded the compensation program is appropriately structured for the Company and does not encourage executives to take excessive risk. The Compensation Committee's analysis of the executive compensation study also identified opportunities to better align our compensation practices with leading compensation trends.

2011 Executive Compensation Changes. After considering the benchmarking studies completed in the fall of 2010, the Compensation Committee adjusted compensation effective January 1, 2011. LTIP target opportunities were increased for Mr. Schober (an increase of $25,000, for a total opportunity of $175,000) and Ms. Amberg (an increase of $50,000, for a total opportunity of $150,000) resulting in total target compensation (meaning the combination of base salary, annual incentive, and long-term incentive) near the 50th percentile of the benchmarking peer group. In addition, Mr. Hodnik recommended, and the Compensation Committee approved, the following discretionary stock awards during 2011: (1) a $25,000 discretionary stock award to Ms. Amberg in January 2011 (reflected in 2010 compensation) in recognition of her contributions, including assuming an interim role leading Human Resources in 2010; and (2) a $30,000 discretionary stock award to Mr. McMillan in August 2011 in recognition of his performance in connection with significant long-term contracts and regulatory activities.

Consistent with the Compensation Committee's prior determination to adjust Mr. Hodnik's compensation level at appropriate intervals to bring his compensation level closer to the market median as he gains experience, the Compensation Committee approved, and the Board of Directors ratified, two salary increases during the year. In January 2011, Mr. Hodnik's base salary was increased to $475,000 (an increase of $75,000), his AIP target opportunity remained 60 percent of base salary (no change), and his LTIP target opportunity was increased to $450,000 (an increase of $70,000). In July 2011, Mr. Hodnik's base salary was increased to $525,000 (an increase of $50,000). These changes resulted in total target compensation at approximately the 25th percentile of the benchmarking peer group, primarily due to the fact that his LTIP target opportunity was below the market median.

The compensation studies prepared by Pearl Meyer in 2010, and passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), provided the framework for the Compensation Committee to review our incentive compensation plans, executive benefits plans and compensation practices, and to better align them with leading compensation trends. We made the following changes, which became effective January 2011, unless otherwise noted below:

•
We adopted the ALLETE and Affiliated Companies Compensation Recovery Policy (Compensation Recovery Policy) in response to the passage of the Dodd-Frank Act and to reflect our culture, values, and ethics. The Compensation Recovery Policy allows ALLETE to recover incentive payments and other forms of compensation in the following independent events:

◦
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, any excess of annual incentive award payments in the three-year period prior to the date on which the Company is required to prepare the restatement would be recovered. This provision was adopted, in part, in response to passage of the Dodd-Frank Act.

◦
Error. In the event of a material error in the measurement of performance criteria, the Company may recover any excess annual and long-term incentive award payments during the three years prior to the discovery of the error.

◦
Misconduct. In the event an AIP or LTIP participant engages in work-related dishonesty or criminal behavior, the AIP and LTIP awards and any bonus(es) that were paid during and subsequent to the period of misconduct would be recouped.

•
We amended the LTIP to prohibit share repricing and cash buyouts, and to apply the following vesting provisions to grants of awards made after January 1, 2011 that vest over time: (i) if the acquiring person or entity assumes outstanding awards, vesting would occur upon both a change in control and the employment being terminated in connection with the change in control, and (ii) if the acquiring person or entity does not assume outstanding awards, vesting would occur upon a change in control. The LTIP was also amended to incorporate the Compensation Recovery Policy.

•
We amended the AIP to provide that in the event of a Change in Control, as defined by the AIP, any award earned would be prorated based on the number of months in the performance year that had elapsed as of the date of a Change in Control, such awards under the Plan would be calculated based on the Company's performance as if the end of the performance year had occurred upon the Change in Control. The AIP was also amended to incorporate the Compensation Recovery Policy.

•
We amended the SERP I and the SERP II to provide that the vested retirement benefits and any unpaid SERP make-up benefit, if applicable, would be forfeited in the event a participant engaged in misconduct, as defined in SERP I and SERP II, respectively. The SERP I and the SERP II were also amended to incorporate the Compensation Recovery Policy.

•
We amended the CIC Severance Plan effective January 19, 2011, to eliminate the excise tax gross-up feature, to eliminate the additional age and service credit for supplemental executive retirement benefits, and to establish a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

•	We eliminated tax gross-ups on other payments for all officers and directors except for tax gross-ups relating to relocation expenses provided under the Company's broad-based relocation policy.

Shareholder Advisory Voting on Executive Compensation
Frequency of Say-on-Pay Vote. We give our shareholders the opportunity to cast an advisory vote on executive compensation, commonly known as a "say-on-pay" proposal. At the Company's Annual Meeting of Shareholders held in May 2011, shareholders strongly supported our recommendation to hold the say-on-pay advisory shareholder vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of the Company's executive compensation philosophy, policies and practices, and allows shareholders to provide feedback on a consistent basis. Annual say-on-pay voting is also consistent with ALLETE's approach to investor relationships. We maintain an active outreach program designed to create and nurture effective relationships with our shareholders. We considered the outcome of the 2011 shareholder advisory vote, which we believe show strong support for annual say-on-pay voting. We have have resolved to hold a say-on-pay vote on an annual basis until the next advisory shareholder vote on the frequency of say-on-pay proposals.

Say-on-Pay. At the Company's Annual Meeting of Shareholders held in May 2011, more than 94 percent of the votes cast were in favor of our proposal to approve, on an advisory basis, our compensation of the Named Executive Officers. We have considered the results of the 2011 shareholder say-on-pay advisory vote and believe it affirms our executive compensation philosophy, policies and practices. We continue to believe that our executive compensation is aligned with our executive compensation core values and fundamental principles.We have made no executive compensation design changes since January 2011. The executive compensation design changes that we made in January 2011 are described in the section “2011 Executive Compensation Changes” beginning on page 26. Our compensation philosophy, objectives, and elements of compensation are discussed in detail starting on page 17.

As part of our commitment to continue to monitor pay-for-performance alignment, the Compensation Committee directed Pearl Meyer to prepare a pay-for-performance study utilizing a widely-used methodology. Pearl Meyer's pro-forma pay-for-performance analysis, which the Committee reviewed and discussed in January 2012, reconfirmed our belief that our compensation programs are well aligned with the Company's financial performance. We believe our executive compensation programs are fair, competitive, contain mainstream provisions, and are appropriately balanced and tied to performance.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2011 Annual Report on Form 10-K (Annual Report) to be delivered to Company shareholders.

March 20, 2012

Executive Compensation Committee
Madeleine W. Ludlow, Chair
Kathleen A. Brekken
Sidney W. Emery, Jr.
James S. Haines, Jr.
Bruce W. Stender, ex-officio

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table summarizes the compensation paid to, granted to, or earned by each of our Named Executive Officers for each of the last three fiscal years, except for Mr. McMillan, who first became a Named Executive Officer in 2010.

The values shown in column (d) for Stock Awards represent the grant date fair value, which is the same amount that the Company will recognize as an expense over each award's vesting period. The Stock Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but rather, represent the theoretical value of the future payout; the actual value that a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of Common Stock. (The actual value each Named Executive Officer realized in 2011 from Stock Awards is shown in the "Option Exercises and Stock Vested" table on page 36.)

The amounts shown in column (g) were not paid to the Named Executive Officers in the year reported, but represent the change in the value of retirement benefits earned by each Named Executive Officer under our retirement plans described beginning on page 37.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compen- sation[3]	Change in Pension Value and Non- qualified Deferred Compensation Earnings[4]	All Other Compen- sation[5]	Total
Alan R. Hodnik	2011	$495,384	$447,405	$0	$562,590	$654,953	$74,349	$2,234,681
Chairman, President	2010	$363,462	$362,240	$0	$222,642	$285,042	$48,393	$1,281,779
and Chief Executive	2009	$268,998	$331,051	$0	$17,955	$105,382	$79,041	$802,427
Officer

Mark A. Schober	2011	$291,708	$174,290	$0	$238,820	$345,133	$60,085	$1,110,036
Senior Vice President	2010	$278,078	$140,058	$0	$128,878	$260,533	$50,909	$858,456
and Chief Financial	2009	$275,000	$191,539	$0	$16,459	$198,186	$51,939	$733,123
Officer

Deborah A. Amberg	2011	$273,154	$149,419	$0	$198,782	$105,436	$46,282	$773,073
Senior Vice President,	2010	$260,077	$118,372	$0	$107,272	$61,549	$40,089	$587,359
General Counsel and	2009	$257,000	$127,703	$0	$13,672	$51,696	$42,702	$492,773
Secretary

David J. McMillan	2011	$250,420	$129,599	$0	$181,258	$126,628	$43,802	$731,707
Senior Vice President—	2010	$242,119	$93,372	$0	$99,233	$80,362	$38,297	$553,383
External Affairs ALLETE

Robert J. Adams	2011	$231,563	$74,691	$0	$125,934	$115,236	$39,092	$586,516
Vice President—	2010	$221,692	$70,014	$0	$68,614	$69,932	$31,901	$462,153
Business Development	2009	$219,000	$95,769	$0	$8,738	$48,239	$35,520	$407,266
and Chief Risk Officer

[1]
The amounts shown in column (d) relate to LTIP performance share opportunities and to RSU opportunities awarded during the year to each Named Executive Officer. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 17 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The amounts shown in column (d) also relate to: (i) a $25,000 discretionary stock bonus awarded to Ms. Amberg on January 21, 2011 for 2010 performance (reflected in column (d) amount for 2010) of 671 shares of Common Stock, valued using the grant-date closing price of $37.24, and (ii) a $30,000 discretionary stock bonus awarded to Mr. McMillan on August 19, 2011 for 2011 performance (reflected in column (d) amount for 2011) of 825 shares of Common Stock, valued using the grant-date closing price of $36.37.

The 2011 amounts shown in column (d) are comprised of the following:

	Restricted Stock Units	Performance Shares*	Discretionary Stock Bonus
Alan R. Hodnik	$113,635	$333,770	$0
Mark A. Schober	$58,342	$115,948	$0
Deborah A. Amberg	$50,023	$99,396	$0
David J. McMillan	$33,349	$66,250	$30,000
Robert J. Adams	$24,993	$49,698	$0

*
The maximum grant date fair value for 2011 for each Named Executive Officer's unearned performance share awards, assuming the highest level of performance was probable, are as follows: Mr. Hodnik – $667,539, Mr. Schober – $231,895, Ms. Amberg – $198,791, Mr. McMillan – $132,500, and Mr. Adams – $99,396.

[2]	Since 2009, the Company has granted RSU's instead of stock options to place more emphasis on increasing stock ownership and executive retention.

[3]
The amounts shown in column (f) are earned 2011 AIP awards actually paid in 2012, including any amount that was deferred at the election of the Named Executive Officer. By program design, a portion of Mr. Hodnik's AIP award was contributed to his SERP II deferral account.

[4]	The amounts shown in column (g) for 2011 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Alan R. Hodnik	$654,953	$0
Mark A. Schober	$343,528	$1,605
Deborah A. Amberg	$105,436	$0
David J. McMillan	$126,628	$0
Robert J. Adams	$115,236	$0

*	Above-market interest was calculated using a 4.98 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 3.37 percent.

[5]	The amounts shown in column (h) for 2011 are comprised of the following:

	Perquisites and Other Personal Benefits*	Contributions to the RSOP and Flexible Compensation Plan	Contributions to the SERP II
Alan R. Hodnik	$10,880	$36,692	$26,777
Mark A. Schober	$0	$46,320	$13,765
Deborah A. Amberg	$0	$36,105	$10,177
David J. McMillan	$0	$35,780	$8,022
Robert J. Adams	$0	$33,781	$5,311
* The amount paid to Mr. Hodnik in 2011 includes: (1) club memberships having a primary business purpose (but which also allow personal use of facilities or services)—$6,111; (2) meal and entertainment expense for Mr. Hodnik's spouse paid by the Company—$2,668; and (3) reimbursement for financial and tax planning services—$1,200. Mr. Hodnik's amount also includes an office parking space. The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit, except for club memberships, for which the total cost is reported. The amount shown for Mr. Hodnik reflects the full, actual cost of the fringe benefit in all cases, except for spouse's travel and entertainment expenses. The aggregate cost to the Company for spousal travel, meals, and entertainment was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his spouse.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2011. The narrative following the table describes the terms of each incentive award.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
AIP	01/17/11	$118,125	$315,000	$630,000	—	—	—	—	—
Performance Shares	01/18/11	—	—	—	3,973	7,945	15,890	—	$333,769
RSUs	01/18/11	—	—	—	—	—	—	3,019	$113,635
Mark A. Schober
AIP	01/17/11	$50,144	$133,718	$267,436	—	—	—	—	—
Performance Shares	01/18/11	—	—	—	1,380	2,760	5,520	—	$115,948
RSUs	01/18/11	—	—	—	—	—	—	1,550	$58,342
Deborah A. Amberg
AIP	01/17/11	$41,738	$111,300	$222,600	—	—	—	—	—
Performance Shares	01/18/11	—	—	—	1,183	2,366	4,732	—	$99,396
RSUs	01/18/11	—	—	—	—	—	—	1,329	$50,024
Stock Award[4]	01/17/11							671	$25,000
David J. McMillan
AIP	01/17/11	$38,058	$101,488	$202,976	—	—	—	—	—
Performance Shares	01/18/11	—	—	—	789	1,577	3,154	—	$66,250
RSUs	01/18/11	—	—	—	—	—	—	886	$33,349
Stock Award[5]	08/19/11							825	$30,000
Robert J. Adams
AIP	01/17/11	$26,442	$70,512	$141,024	—	—	—	—	—
Performance Shares	01/18/11	—	—	—	592	1,183	2,366	—	$49,698
RSUs	01/18/11	—	—	—	—	—	—	664	$24,993

[1]	AIP awards are made under the AIP and performance shares and RSUs are awarded under the LTIP.

[2]	Actual awards earned are shown in column (f) of the Summary Compensation Table on page 29.

[3]
The amounts shown in column (j) reflect the grant date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 17 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The amounts shown for performance shares and RSUs are the values of the awards for accounting purposes; the value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group, discussed on page 21, and the market price of Common Stock. The value a Named Executive Officer realizes from RSUs will depend on the market value of Common Stock at the time of vesting.

[4]
The stock award amount shown in column (i) for Ms. Amberg reflects a discretionary $25,000 stock bonus of 671 shares of Common Stock for 2010 performance. The grant date fair value shown in column (j) reflects the $37.24 closing price of Common Stock on January 21, 2011. This amount is reflected in 2010 compensation in the Summary Compensation Table.

[5]
The stock award amount shown in column (i) for Mr. McMillan reflects a discretionary $30,000 stock bonus of 825 shares of Common Stock for 2011 performance. The grant date fair value shown in column (j) reflects the $36.37 closing price of Common Stock on August 19, 2011.

GRANTS OF PLAN-BASED AWARDS DISCUSSION

The Company's 2011 incentive awards for all Named Executive Officers consisted of one annual incentive opportunity, the AIP, and two long-term incentive opportunities, performance shares and RSUs. Each incentive award is discussed below.

Annual Incentive Plan. For all the Named Executive Officers, the 2011 AIP performance goals, goal weighting, and goal measures were as follows:

AIP Performance Goal	Goal Weighting	Goal Measures
		Threshold[1]	Target[1]	Superior[1]
Net Income[2]	50%	$80.9 million	$85.2 million	$93.7 million
Cash From Operating Activities[2]	25%	$213.3 million	$224.5 million	$246.9 million
Strategic and Operational[3]	25%	Various

[1]	Target goals are set at the Company's budgeted amount. Superior goals are set at 110 percent of budget and threshold goals are set at 95 percent of budget.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in the text below.

[3]	Strategic and Operational goals are described in detail in the text following this table.

Net income for 2011 AIP calculation purposes means Net Income Attributable to ALLETE ($93.8 million), disclosed in the Company's Consolidated Financial Statements contained in the Annual Report, adjusted to exclude non-operating events ($0.3 million) and cash from operating activities means Cash from Operating Activities ($241.7 million), disclosed in the Company's Consolidated Financial Statements contained in the Annual Report, adjusted to exclude the effect of cash contributions made to the pension plans ($13.8 million) and the receipt of a customer capital-improvement cash deposit ($12.5 million). 2011 AIP strategic and operational goals included the following:

•
Enhance growth prospects, address earnings quality and optimize competitiveness challenges by: (i) launching a new non-rate-regulated renewable business, acquiring an energy-centric business, or both; (ii) securing municipal customer loads through long-term contract extensions, (iii) gaining regulatory approvals for renewable energy initiatives and (iv) securing agreements for increased renewable initiatives;

•	Ensure talent is being developed and required leadership competencies are inculcated to successfully execute ALLETE strategies; and

•	Demonstrate continuous improvement of our safety, environmental and customer service values as measured by goals relating to safety incidents, environmental stewardship and system reliability.

Each AIP goal's achievement was independently measured. The actual amount of the target award opportunity earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. 2011 AIP goal weightings relating to column (c), (d), and (e) of the Grants of Plan-Based Awards table on page 31 are described as follows:

•
Threshold amount shown in column (c)—the minimum AIP award that would be payable, ranging from 11.3 percent to 22.5 percent of base salary, if both net income and cash from operating activities results were at threshold and if there were no progress on strategic and operational goals.

•
Target amount shown in column (d)—the AIP target-level award that would be payable, ranging from 30 percent to 60 percent of base salary, if both net income and cash from operating activities results were at target and all strategic goals were achieved at the target level.

•
Maximum amount shown in column (e)—maximum AIP award that would be payable, ranging from 60 percent to 120 percent of base salary, if both net income and cash from operating activities results were at superior and all strategic goals were achieved at the superior level.

Goal achievements that fall between threshold and maximum will be interpolated on a straight line basis.

The CEO, with input from senior management, assesses the progress made on achieving the strategic and operational goals and makes a recommendation to the Compensation Committee as to the extent such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2011 net income exceeded superior by 0.4 percent, or $0.4 million; cash from operating activities exceeded target by 8.3 percent, or $18.5 million; and, overall, strategic goals exceeded target. The resulting total AIP payout for 2011 was calculated as follows:

AIP Performance Goal	Goal Weighting	% of Goal Achievement	Payout[1]
Net Income[2]	50%	200.0%	100.0%
Cash from Operating Activities[2]	25%	182.8%	45.7%
Strategic and Operational	25%	131.6%	32.9%
Total	100%		178.6%
1 Payout is expressed as a percentage of the Named Executive Officer's AIP target opportunity.
2 Net income and cash from operating activities, for AIP calculation purposes, are explained in this section on page 32.

As a result, the amounts shown in column (f) of the Summary Compensation Table on page 29 include AIP awards earned at 178.6 percent of target in 2011, which ranged from 54 percent to 107 percent of base salary for the Named Executive Officers.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award if the applicable performance goals are achieved. Named Executive Officers who terminate employment for any other reason forfeit the AIP award. In the event of a Change in Control (as defined in the AIP), awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. If awards are earned, participants would receive a prorated award based on the number of months in the performance year which had elapsed as of the change in control.

Performance Shares. Three performance share awards, each spanning a different three-year performance period, are reflected in the Summary Compensation Table on page 29 for the year in which the performance period commenced. In 2011, the Named Executive Officers were granted performance share awards for the three-year performance period beginning on January 1, 2011, and ending on December 31, 2013. The number of shares of Common Stock that each Named Executive Officer will earn pursuant to the 2011 performance share awards will be based on the Company's TSR ranking relative to a 27-company peer group. A detailed discussion of the TSR peer group is provided on page 21. The performance share awards for the performance period beginning in 2011 are also reflected in the Grants of Plan-Based Awards table on page 31.

The amounts shown in column (f), (g), and (h) of the Grants of Plan-Based Awards table on page 31 reflect the following:

•
Threshold amount shown in column (f)—the minimum 2011 performance share award payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank 19th among the peer group.

•	Target amount shown in column (g)—the target performance share award payable, which would be earned if ALLETE's TSR for the three-year performance period were to rank 14th among the peer group.

•
Maximum amount shown in column (h)—the maximum performance share award payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank fourth or higher among the peer group.

A performance share award is earned at each ranking from 19th to first. Performance share awards earned at TSR rankings that fall between 19th, 14th and fourth are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and are paid in shares, but only to the extent performance goals are achieved. If earned, 100 percent of the performance shares will be paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares if the applicable performance goals are achieved. The actual number of performance shares will be prorated to reflect the portion of the performance period actually worked. Upon a change in control, performance share awards would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each Named Executive Officer, is included in the amounts shown in column (d) of the Summary Compensation Table on page 29.

Performance shares awarded for both the 2011-2013 and the 2010-2012 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The number of performance shares awarded to each Named Executive Officer for each of those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 35. An estimated market value of the unearned and unvested performance shares, assuming target performance in the case of the 2011-2013 performance period and superior performance in the case of the 2010-2012 performance period is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2012 and 2013, respectively, based on the Company's actual TSR ranking for the three-year performance period relative to the peer group.

During the three-year performance period 2009-2011, the Company's shareholders realized a TSR of 52 percent on their investment in Common Stock, ranking the Company 17th among the peer group of 27 comparable companies for that performance period. As a result, the Named Executive Officers earned a performance share payout equal to 70 percent of target performance for the 2009-2011 performance period.

Restricted Stock Units. The number of RSUs awarded to the Named Executive Officers in 2011 is shown in column (i) of the Grants of Plan-Based Awards table on page 31. Each RSU entitles the Named Executive Officer to receive one share of Common Stock when the unit vests after the period of time specified in the award. The RSUs granted in 2011 will vest on December 31, 2013. The Named Executive Officers must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period and are paid in shares, but only to the extent that the RSUs actually vest. Upon the Named Executive Officer's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation, a prorated number of RSUs would immediately vest upon a Named Executive Officer's termination of employment by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 29. The number of unvested RSUs outstanding at the end of 2011, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table on page 35, while the value of the award as of December 31, 2011, is shown in column (g).

Subject to the relevant plan documents, the Compensation Committee has full discretion to determine the terms and conditions of awards under the AIP and the LTIP. This discretion includes the ability to reduce or eliminate awards (and, as to the AIP, to increase awards) regardless of whether applicable performance goals have been achieved. Outstanding LTIP awards, however, may not be adversely affected without the consent of the Named Executive Officer. The Compensation Committee did not exercise discretion to increase, reduce or eliminate awards during 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[5]
	Exercisable (#)	Unexercisable (#)
Alan R. Hodnik					16,405	$688,682	26,049	$1,093,537
	1,366	0	$37.76	2/2/2014
	1,655	0	$41.35	2/1/2015
	2,165	0	$44.15	2/1/2016
	2,812	0	$48.65	2/1/2017
	6,643	0	$39.10	2/1/2018
Mark A. Schober					8,953	$375,847	9,457	$397,005
	3,579	0	$37.76	2/2/2014
	4,167	0	$41.35	2/1/2015
	5,234	0	$44.15	2/1/2016
	6,510	0	$48.65	2/1/2017
	13,787	0	$39.10	2/1/2018
Deborah A. Amberg					6,310	$264,894	6,912	$290,166
	1,070	0	$37.76	2/2/2014
	3,549	0	$41.35	2/1/2015
	6,004	0	$44.15	2/1/2016
	5,531	0	$48.65	2/1/2017
	9,191	0	$39.10	2/1/2018
David J. McMillan					5,799	$243,442	6,002	$251,964
	1,931	0	$23.79	2/3/2013
	3,409	0	$37.76	2/2/2014
	4,109	0	$41.35	2/1/2015
	4,365	0	$44.15	2/1/2016
	4,019	0	$48.65	2/1/2017
	7,383	0	$39.10	2/1/2018
Robert J. Adams					4,348	$182,529	4,501	$188,952
	2,889	0	$37.76	2/2/2014
	3,492	0	$41.35	2/1/2015
	3,411	0	$44.15	2/1/2016
	3,172	0	$48.65	2/1/2017
	5,818	0	$39.10	2/1/2018

[1]
Each option award had a ten-year term. Therefore, the grant date for each award is the date ten years prior to the expiration date shown in column (e). Options vested in three equal installments on each of the first, second, and third anniversaries of the grant date, and are all fully vested.

[2]
The amounts shown in column (f) are comprised of the following: (1) the performance shares earned for the 2009-2011 performance period and which all Named Executive Officers received in Common Stock on February 3, 2012; and (2) RSUs granted on February 2, 2009, January 18, 2010, and January 18, 2011, to each Named Executive Officer and additional grants to Mr. Hodnik on May 12, 2009, and May 1, 2010, plus dividend equivalents. RSUs vest over a three-year period provided the Named Executive Officer continues to be employed by the Company.

[3]	The amounts shown in column (g) were calculated by multiplying the number of shares and units in column (f) by $41.98, the closing price of Common Stock on December 31, 2011.

[4]
The amounts shown in column (h) represent the Common Stock that would be payable for outstanding performance share awards if superior performance were achieved (a TSR ranking of fourth or better among the 27-company peer group) for the performance period 2010-2012 and if target performance was achieved (a TSR ranking of 14th among the 27-company peer group) for the performance period 2011-2013. If the performance period would have ended on December 31, 2011, performance shares would be earned at 110 percent of target for the 2010-2012 performance period and 60 percent of target for the 2011-2013 performance period.

[5]	The amounts shown in column (i) were calculated by multiplying the number of shares and units in column (h) by $41.98, the closing price of Common Stock on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting
Alan R. Hodnik	0	—	1,293	$48,462
Mark A. Schober	6,620	$74,653	2,682	$100,521
Deborah A. Amberg	2,418	$29,164	2,459	$92,020
David J. McMillan	3,861	$27,779	2,261	$83,825
Robert J. Adams	0	—	1,132	$42,427

[1]
The amounts shown in column (d) are comprised of the following: (i) the performance shares earned for the 2008-2010 performance period, which were paid in Common Stock on February 3, 2011; and (ii) for Ms. Amberg reflects a $25,000 stock bonus of 671 shares of Common Stock valued at the January 21, 2011 closing price of $37.24, and for Mr. McMillan reflects a $30,000 stock bonus of 825 shares of Common Stock valued at the August 19, 2011 closing price of $36.37. The stock bonus for Ms. Amberg and Mr. McMillan was fully vested when granted.

PENSION BENEFITS

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	ALLETE and Affiliated Companies Retirement Plan A	11.75	$250,612	$0
	ALLETE and Affiliated Companies Retirement Plan B	12.75	$606,534	$0
	SERP II	29.75	$803,813	$0
Mark A. Schober	ALLETE and Affiliated Companies Retirement Plan A	28.67	$1,069,960	$0
	SERP II	33.92	$788,236	$0
Deborah A. Amberg	ALLETE and Affiliated Companies Retirement Plan A	16.17	$262,193	$0
	SERP II	21.33	$162,816	$0
David J. McMillan	ALLETE and Affiliated Companies Retirement Plan A	17.42	$340,773	$0
	SERP II	22.67	$226,849	$0
Robert J. Adams	ALLETE and Affiliated Companies Retirement Plan A	19.67	$338,928	$0
	SERP II	24.92	$161,114	$0

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. Credited service under Retirement Plan A (as defined below) stopped on September 30, 2006. Mr. Hodnik's credited service under Retirement Plan B (as defined below in the Pension Benefits Discussion section) reflects the actual years that he was a participant in Retirement Plan B.

[2]
The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.54 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION

ALLETE and Affiliated Companies Retirement Plan A (Retirement Plan A) is a defined benefit pension plan that is intended to be tax-qualified and covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee's years of service and the employee's final average earnings. As the result of a Company-wide nonunion benefit change, Named Executive Officers have not accrued additional credited service under Retirement Plan A since September 30, 2006. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. Results Sharing was a broad-based profit-sharing program that was available to virtually all of our employees prior to January 2009. The pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings
Mr. Hodnik is also entitled to a pension benefit under the ALLETE and Affiliated Companies Retirement Plan B (Retirement Plan B) based on positions previously held with the Company. Retirement Plan B is a defined benefit pension plan that is intended to be tax-qualified and that covers the majority of our union employees, excluding Minnesota Power employees hired after February 1, 2011. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings
Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Mr. Hodnik, Mr. Schober and Mr. McMillan are currently eligible to receive early-retirement benefits. Ms. Amberg and Mr. Adams have a vested Retirement Plan A benefit, but are not currently eligible to receive early retirement benefits.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or termination date)	×	SERP final average earnings
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings
The compensation generally used to calculate SERP benefits is the sum of a participant's (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards. The earnings used for purposes of calculating SERP benefits are equal to the highest consecutive 48 months of such SERP compensation. The highest-consecutive 48-month compensation for (i) and (ii) above can result in different periods; however, both must fall within the last 15 years of service. The present value of each Named Executive Officer's SERP pension benefit as of December 31, 2011, is shown in the Pension Benefits table on page 36. The 2011 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 29.

Each Named Executive Officer has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. The SERP II benefits accrued after December 31, 2004, are accelerated upon a termination in connection with a change in control under the Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A's eligibility requirements and early retirement benefits discussed above.

NON-QUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2011[1]	Company Contributions in 2011[2]	Aggregate Earnings in 2011[3]	Aggregate Withdrawals or Distributions in 2011	Aggregate Balance as of December 31, 2011[4]
Alan R. Hodnik	SERP I	$0	$0	$(576)	$0	$189,181
	SERP II	$0	$26,777	$1,016	$0	$95,998
Mark A. Schober	SERP I	$0	$0	$(13,401)	$0	$781,209
	SERP II	$301,085	$13,765	$25,770	$0	$1,253,626
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$4,986	$0	$105,326
Deborah A. Amberg	SERP I	$0	$0	$(6,643)	$0	$222,538
	SERP II	$0	$10,177	$(13,903)	$0	$354,652
David J. McMillan	SERP I	$0	$0	$5,069	$23,391	$235,955
	SERP II	$87,689	$0	$7,468	$0	$367,867
Robert J. Adams	SERP I	$0	$0	$(4,206)	$0	$65,745
	SERP II	$0	$0	$(586)	$0	$32,577

[1]
The amounts shown in column (c) include the following amounts: (i) salary earned and deferred in 2011 that was also reported in column (c) of the Summary Compensation Table on page 29: Mr. Schober—$62,265 and Mr. McMillan—$25,289; (ii) compensation that was earned and deferred in 2011 that was also reported in column (f) of the 2011 Summary Compensation Table: Mr. Schober—$238,820, and Mr. McMillan—$54,377; and (iii) compensation that was earned and deferred in 2011 that was also reported in column (h) of the Summary Compensation Table: Mr. McMillan—$8,023.

[2]	The amounts shown in column (d) reflect compensation that was earned and deferred in 2011 that was also reported in column (h) of the Summary Compensation Table.

[3]
The amounts shown in column (e) represent unrealized and realized earnings, including above-market interest earned in 2011 on non-qualified deferred compensation balances, which was also reported in column (g) of the Summary Compensation Table as follows: Mr. Schober—1,605. Above-market interest was calculated using a 4.98 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 3.37 percent.

[4]
The amounts shown in column (g) for the aggregate balance for the SERP II includes compensation that was previously earned and reported in 2009 and 2010 in the Summary Compensation Table as follows: Mr. Hodnik—$1,769, Mr. Schober—$378,598, Ms. Amberg—$148,232, Mr. McMillan—$150,170, and Mr. Adams—$4,151. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2011. The aggregate balances shown for the SERP I and the Minnesota Power and Affiliated Companies Executive Investment Plan II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009 and have since been adjusted for investment performance (i.e., earnings and losses).

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the Named Executive Officers. The SERP II supplemental defined contribution benefit is designed to provide a benefit that is substantially equal to the benefit the Named Executive Officer would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2011 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 29. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2011 is shown in the Non-Qualified Deferred Compensation table on page 39.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a non-qualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he or she may elect an early withdrawal of his account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The CIC Severance Plan covers each Named Executive Officer. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer's current job location.

Under the CIC Severance Plan, Mr. Hodnik, Mr. Schober, and Ms. Amberg would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2011. Mr. McMillan and Mr. Adams would receive a severance payment of 1.5 times their annual compensation. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The CIC Severance Plan was amended effective January 19, 2011, to eliminate the gross-up feature for amounts subject to excise tax under Section 4999 of the Tax Code, to eliminate benefit continuation payments, and to establish a modified severance payment cap whereby the severance payment would be reduced to a level below the safe harbor amount if the executive would receive a higher after tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

The AIP and LTIP also have change in control features. Effective January 1, 2011, the AIP was amended to provide that in the event of a Change in Control (as defined by the AIP), any award earned pursuant to the AIP will be prorated based on the number of months in the performance year which had elapsed as of the date of the Change in Control. Under the LTIP, in the event of a Change in Control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation or parent thereof; in such case, the RSUs shall be prorated and immediately vest upon a participant's termination of employment by the successor corporation for reasons other than cause within 18 months of the Change in Control. If a Change in Control were to occur and a Named Executive Officer terminated without cause, performance share awards would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or director of the Company for employment for a period of two years, or publicly criticize the Company.

Estimated Potential Payments Upon Termination Associated With a Change in Control
The following table illustrates the value that the Named Executive Officer would have received if a change in control had occurred on December 31, 2011, and if, as a result, the Named Executive Officers' employment had been terminated on the same date:

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Severance Payment[1]	$2,100,000	$1,077,169	$740,711	$532,812	$458,328
Annual Incentive Plan[2]	$0	$0	$0	$0	$0
Unvested Stock Options[3]	$0	$0	$0	$0	$0
Performance Shares[4]	$696,190	$319,133	$220,445	$208,890	$156,668
Unvested Restricted Stock Units[5]	$287,106	$159,582	$110,725	$104,223	$78,164
SERP II Pension[6]	$0	$0	$0	$0	$0
SERP II Defined Contribution[6]	$0	$0	$0	$0	$0
Benefits[7]	$49,774	$50,890	$49,053	$29,873	$17,273
Outplacement Services[8]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[9]	$3,158,070	$1,631,774	$1,145,934	$900,798	$735,433

[1]
The values for severance payments were calculated based on December 31, 2011, base salary, target AIP, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of IRC Section 280G, the payments will be reduced only if the executive will receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments.

[2]	The performance period ended on December 31, 2011. Therefore, no benefit acceleration would have occurred under this scenario.

[3]	All stock options were vested and exercisable as of December 31, 2011.

[4]
Outstanding performance shares for the performance periods 2009-2011, 2010-2012, and 2011-2013 would accelerate under this scenario. The award values shown assume that target TSR performance would be used to calculate the award payout for the 2009-2011 and 2011-2013 performance periods, and 110 percent of target TSR performance for the 2010-2012 performance period. Award values were based on the $41.98 closing price of Common Stock on December 31, 2011.

[5]	The award values for RSUs were calculated and prorated based on the $41.98 closing price of Common Stock on December 31, 2011.

[6]	The CIC Severance Plan was amended to eliminate the additional age and service credit for supplemental executive retirement benefits.

[7]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.

[8]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[9]
The CIC Severance Plan provides that if payments are delayed as a result of IRC Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
The LTIP also provides for immediate accelerated vesting of RSUs, on a prorated basis, upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement, and one year from disability or death, to exercise all outstanding stock options. Named Executive Officers may be entitled to a prorated performance share award upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability or death, had the event occurred on December 31, 2011, except as to Ms. Amberg, and Mr. Adams, for whom retirement would not have been a potential triggering event.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Annual Incentive Plan[1]	$0	$0	$0	$0	$0
Unvested Stock Options[2]	$0	$0	$0	$0	$0
Performance Shares[3]	$549,133	$246,434	$168,889	$161,948	$121,503
Unvested Restricted Stock Units[4]	$287,106	$159,582	$110,725	$104,223	$78,164
Total Payments	$836,239	$406,016	$279,614	$266,171	$199,667

[1]	Because the performance period ended on December 31, 2011, no acceleration of benefits would have occurred under this scenario.

[2]	All stock options were vested and exercisable as of December 31, 2011.

[3]
Outstanding performance shares for the performance periods 2009-2011, 2010-2012, and 2011-2013 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The award values shown assume performance shares would be earned based on TSR performance of 70 percent of target for the 2009-2011 performance period, 110 percent of target for the 2010-2012 performance period and 60 percent of target for the 2011-2013 performance period through December 31, 2011. Award values were based on the $41.98 closing price of Common Stock on December 31, 2011.

[4]	The award values for RSUs were calculated and prorated based on the $41.98 closing share price on December 31, 2011.

Estimated Additional Payments Due to Long-Term Disability
Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2011.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Additional SERP II Benefit[1]	$30,372	$0	$246,154	$76,322	$216,519

[1]
The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a long-term disability occurring on December 31, 2011, and a termination of employment at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2011, and remained on disability until reaching normal retirement age; discount rate of 4.54 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 37. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Non-Qualified Deferred Compensation table beginning on page 39.

DIRECTOR COMPENSATION

The Compensation Committee has primary responsibility for the process of developing and evaluating the non-employee director compensation programs. The Board approves the non-employee director compensation programs. The following table sets forth the non-employee director compensation earned in 2011:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Option Awards[3]	All Other Compensation	Total
Kathleen A. Brekken	$50,011	$59,989	$0	$0	$110,000
Kathryn W. Dindo	$44,011	$59,989	$0	$0	$104,000
Heidi J. Eddins	$47,000	$60,000	$0	$0	$107,000
Sidney W. Emery, Jr.	$42,511	$59,989	$0	$0	$102,500
James S. Haines, Jr.	$42,500	$60,000	$0	$0	$102,500
James J. Hoolihan	$51,500	$60,000	$0	$0	$111,500
Madeleine W. Ludlow	$48,000	$60,000	$0	$0	$108,000
Douglas C. Neve	$52,511	$59,989	$0	$0	$112,500
Leonard C. Rodman	$51,500	$60,000	$0	$0	$111,500
Donald J. Shippar	$55,844	$59,989	$0	$0	$115,833
Bruce W. Stender	$60,011	$59,989	$0	$0	$120,000

[1]
The amount shown for Mr. Shippar includes prorated retainer fees he received for his service as Board Chair between January 1 and May 9, 2011. Mr. Hodnik, who became Chairman on May 10, 2011, received no additional compensation in connection with his board service, and therefore is not included in the table. Ms. Eddins, Mr. Hoolihan and Ms. Ludlow elected to defer their 2011 annual stock retainer fees; Mr. Haines and Mr. Rodman elected to defer all their eligible director retainer fees for 2011. These amounts were deferred under the ALLETE Non-Employee Director Compensation Deferral Plan II. Directors who elected to receive their 2011 annual stock retainer in shares, received an $11 fractional-share cash payment.

[2]
The amounts shown in column (c) reflect the grant date fair value of the Annual Stock Retainer paid on June 1, 2011. On that date, each director received 1,505 shares of Common Stock valued at $39.86 (which was equal to the five day average closing price, including the date that is ten calendar days prior to June 1, 2011).

[3]	No options were granted in 2011. Mr. Shippar had 92,087 fully-vested stock options outstanding as of December 31, 2011.

Employee directors receive no additional compensation for their services as directors. The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

	2011 Non-employee Annual Retainer Fees
	Cash	Stock
Board Chair	$85,000	$90,000
Lead Director	$60,000	$60,000
All Other Directors	$35,000	$60,000

In addition, the Company pays each non-employee Director, other than the Board Chair, if any, and Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

	2011 Non-employee Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Committee retainer fees are prorated based on the actual term of service per year.

The non-employee Board Chair and Lead Director receive their respective cash retainer and the director stock retainer fee, but do not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the directors under the terms of the ALLETE Director Compensation Deferral Plan (Deferral Plan I) and the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II). Deferral Plan I and Deferral Plan II collectively are referred to as the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended the Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made prior to January 1, 2005, to his or her Deferral Plan I account subject to a 10 percent early withdrawal penalty.

A director is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her Deferral Plan II account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A director who retires from the Board will receive a fixed 7.5 percent annual interest crediting rate on his or her Deferral Plan cash account balance and will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company's equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Security Holders	460,234	$41.68	881,885
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	460,234	$41.68	881,885

[1]
Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 833,372 shares available for issuance under the LTIP in the form of options, rights, restricted stock units, performance shares, and other grants as approved by the Compensation Committee of the Board; (ii) 24,750 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee directors; and (iii) 23,763 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding, advisory vote approving the compensation of our Named Executive Officers. This proposal, commonly known as "say on pay," is required under Section 14A of the Exchange Act.

This advisory say-on-pay vote is not binding on the Company, the Executive Compensation Committee, or the Board. However, the Executive Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say on frequency." The next say-on-frequency vote will be held at next year's Annual Meeting of Shareholders on May 14, 2013.

This say-on-pay proposal gives you the opportunity, on an advisory basis, to approve or not approve the compensation of the Named Executive Officers through the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative that follow the tables).

As discussed under the heading “Compensation Discussion and Analysis” beginning on page 15, ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executive talent. The Executive Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the shareholders' long-term interests.

We encourage you to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures reflect our compensation philosophy. We also encourage you to read the compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for a full description of the compensation of our Named Executive Officers in 2011.

The Board recommends that the Company's shareholders vote “FOR” the foregoing resolution, approving, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

ITEM NO. 3—APPROVAL OF AN AMENDMENT TO THE ALLETE AND AFFILIATED COMPANIES EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

We are asking shareholders to approve an amendment to the ALLETE and Affiliated Companies Employee Stock Purchase Plan (ESPP), increasing the number of shares of Common Stock authorized, reserved for issuance and available for employee purchases under the ESPP by 200,000 shares. The Board of Directors on January 25, 2012, adopted an amended and restated ESPP, to be effective May 9, 2012, increasing by 200,000 the number of shares of Common Stock authorized for issuance, subject to shareholder approval.

The ESPP was established in 1976 and approved at its inception by our shareholders at the Annual Meeting of Shareholders held on May 11, 1976. The ESPP was amended and restated effective July 1, 1993, and approved again by the shareholders at the Annual Meeting of Shareholders held on May 10, 1994. The Company amended and restated the ESPP effective November 20, 1996 and December 21, 2000 to reflect minor changes in administration. We amended and restated the ESPP, effective May 14, 2003, increasing the shares of Common Stock authorized for issuance under the ESPP, following shareholder approval at the Annual Meeting of Shareholders held on May 13, 2003. Effective August 1, 2005, the plan was amended to reflect changes in the ESPP's administration.

The ESPP is a broad-based employee benefit plan that allows eligible employees of the Company and certain of its subsidiaries to purchase shares of Common Stock at a 5 percent discount through payroll deductions, optional cash payments and dividend reinvestment.

Management is eligible to purchase shares of Common Stock through the ESPP on the same basis and under the same terms as other employees. Future benefits to management under the ESPP would depend on each manager's personal decision about whether to make purchases under the Plan and in what amounts. Management is subject to the annual contribution limits of the ESPP as described below.

As of March 9, 2012, a total of 19,892 shares of Common Stock remain available for issuance under the ESPP. As of the same date, 1,422 employees were eligible to participate in the ESPP.

Summary of the ESPP
The following sections summarize the provisions of the ESPP as it is proposed to be amended. This summary is not intended to be a complete description of all of the ESPP's provisions. This summary is qualified in its entirety by reference to the complete text of the amended and restated ESPP, which is set forth in Appendix A to this Proxy Statement. Subject to shareholder approval at the Annual Meeting of Shareholders, the amended and restated ESPP will be executed and become effective on May 9, 2012.

Purposes. The ESPP is designed to encourage employees to become shareholders of the Company, to stimulate increased employee interest in the affairs of the Company and to afford employees an opportunity to share in the profits and growth of the Company.

Administration. The ESPP is administered for the Company by a committee known as the Employee Benefit Plans Committee (Benefits Committee). The Benefits Committee consists of not less than three members appointed by the Board of Directors with at least one member of the Benefits Committee being an officer of the Company responsible for recording and maintaining the Benefits Committee records. The Board of Directors has the power to remove members of the Benefits Committee. The Company's Shareholder Services department has been designated by the Benefits Committee to perform certain administrative duties in connection with the ESPP.

Eligibility. ESPP participation is open to employees of the Company and to employees of each subsidiary company of ALLETE, Inc. whose participation in the ESPP is approved, upon request, by the Board of Directors or by the Benefits Committee except that the following persons are ineligible to participate: (i) employees who have been employed less than six months at the time Common Stock purchases would be made, or who have been employed less than one year, in the case of employees whose customary employment is less than forty hours per week and at least equivalent to 0.5 full-time, or at least 20 hours per week, whichever is less; (ii) employees who are regularly scheduled to work less than the equivalent of 0.5 full-time, or less than 20 hours per week, whichever is less; (iii) employees who normally work less than five months in any calendar year; (iv) employees who immediately after a purchase of shares under the ESPP would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company; or (v) directors who are not also officers of the Company or any of its subsidiaries, as applicable.

Participation in the ESPP by eligible employees is entirely voluntary. Eligible employees may enroll in the ESPP at any time.

Employee Contributions. Eligible employees may purchase Common Stock through payroll deductions, optional cash payments, dividend reinvestment, or a combination of all three. Payroll deductions are made on an after-tax basis and can be made in any amount that is not less than $5 per payroll period and not more than the total contribution limit of $23,750 per year. A participant may discontinue payroll deductions at any time beginning with the first full payroll period after a change in election is processed. Optional cash payments can be made in any amount that is not less than $10 per payment and not more than the total contribution limit of $23,750 per year. Participants are not required to invest the same amount each month through optional cash payments, and there is no obligation to make an optional cash payment in any month. Until the Company is notified of a participant's death or withdrawal from the ESPP, the ESPP is terminated by the Company, or the participant ceases to be an eligible employee, all cash dividends paid on shares of Common Stock in the participant's ESPP account are used to purchase additional authorized but unissued shares of Common Stock. In any event, the sum of payroll deductions, optional cash payments and dividends available for reinvestment for any participant may not exceed $23,750 per year. Any amount in excess of $23,750 will be refunded to the participant without interest.

Participant Accounts. Payroll deductions, optional cash payments and any cash dividends available for reinvestment are held in the participant's account until the first day of the following month (each, an "Investment Date"). A participant may not withdraw cash amounts being held in his or her account for investment. No interest is paid on funds held in a participant's account for investment. Each ESPP participant is allowed to have only one account.

Subject to the maximum number of shares of Common Stock available for issuance and sale under the ESPP, each participant's account will be credited with the number of shares (including any fraction of a share computed to three decimal places) equal to the total amount to be invested divided by the per share purchase price of Common Stock on the applicable Investment Date. Common Stock purchased for the account of a participant will be registered in the name of the Company as agent for the participant.

Each participant will receive a periodic statement of his or her account and a statement following any transaction affecting his or her ESPP account. Each participant also will receive copies of the same information and communications sent to all ALLETE shareholders.

Purchase Price and Amount of Common Stock Purchased. Common Stock purchases under the ESPP are made directly from the Company at a 5 percent discount from the market price on each monthly Investment Date. The purchase price is equal to 95 percent of the closing price of the Common Stock on the New York Stock Exchange on the Investment Date (or the next preceding day on which the New York Stock Exchange is open if it is closed on the Investment Date). On each monthly Investment Date, participating employees are deemed to have been granted by the Company and to have simultaneously exercised an option to purchase shares of Common Stock in an amount equal to the participant's investment contribution divided by the purchase price.

Offering Period. The ESPP does not have an offering period in the sense sometimes contemplated by other employee stock purchase plans. Any funds deposited in the ESPP during a particular month are invested in common stock on the Investment Date in the next month. A participant may purchase Common Stock under the ESPP by arranging to have funds deposited in his or her account between Investment Dates (i.e., on any day that is on or after the First day of a given month and before the First of the next month). The Company or its designated Agent will use the funds received after an Investment Date to purchase Common Stock on the First day of the month immediately following.

Issuing Shares Out of the ESPP. Certificates for shares of Common Stock purchased under the ESPP will not normally be issued to participants. The number of shares credited to an account under the ESPP will be shown on each statement of account mailed to the participant.

Without withdrawing from the ESPP, a participant may request stock certificates for, or may request to move to the direct registration system ("DRS"), any number of whole shares in the participant's ESPP account. Any remaining whole shares and any fractional share will continue to be credited to the participant's account. Certificates for fractional shares will not be issued under any circumstances. Certificates for whole shares, when issued, will be registered in the name on the account.

Rights Not Transferable. The right to purchase shares pursuant to the ESPP is not transferable in any manner.

Pledging Shares. Common Stock credited to the account of a participant under the ESPP may not be pledged.

Withdrawal from the Plan. A participant may withdraw from the ESPP at any time. A participant's death or withdrawal from the ESPP will stop all investment on an Investment Date, if written notification of death or withdrawal is received not later than five business days prior to such Investment Date. Any payroll deductions, optional cash payments, or dividends available for reinvestment for which investment has been stopped by timely notification of death or withdrawal from the ESPP will be paid by the Company to the participant or the participant's estate without interest.

The Company or its designated agent must be notified in writing of a participant's death or withdrawal from the ESPP. Upon notification of a participant's death or withdrawal from the ESPP, termination of the ESPP, or a participant ceasing to be an eligible employee of the Company, certificates for whole shares included in the participant's account (less any shares of Common Stock sold by the Company on behalf of the participant) will be issued and a cash payment will be made for any fraction of a share included in the participant's account. The cash payment for any fractional share will be based on the net price received by the Company when such fractional share is sold. Sales of fractional shares are combined with sales of other such fractional shares.

Fees. There are no fees or expenses to participants in connection with the purchases of Common Stock under the ESPP. There also are no fees or expenses to participants upon withdrawal from the ESPP or upon termination of the ESPP by the Company, except that a participant who instructs the Company to sell shares of Common Stock held in his or her ESPP account is charged the commissions, taxes and other applicable expenses relating to those sales. All other costs of administration of the ESPP will be paid by the Company.

Voting ESPP Shares. For each meeting of shareholders, every ESPP participant will receive a proxy for voting whole shares and fractional shares included in his or her ESPP account. If a signed proxy is returned lacking full instructions with regard to any item thereon, then all of the participant's shares included in the participant's ESPP account will be voted with respect to such item in the same manner as for non-participating shareholders who return proxies and do not provide instructions, that is, in accordance with the recommendation of the Board of Directors. If a proxy is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

Plan Amendment or Termination. The Board of Directors reserves the right to suspend, modify, amend or terminate the ESPP at any time, except that the Board of Directors cannot decrease the purchase price of the shares offered pursuant to the ESPP or make more restrictive the eligibility requirements for employees wishing to participate in the ESPP. All participants will receive notice of any suspension, modification, amendment or termination of the ESPP.

The Company is authorized to take such actions to carry out the ESPP as may be consistent with ESPP's terms and conditions. The Company reserves the right to interpret and regulate the ESPP as it deems desirable or necessary in connection with the ESPP's operations.

Federal Income Tax Information. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. It is not a qualified plan under Section 401(a) of the Code.

A participant will not recognize taxable income on the date the participant purchases Common Stock shares under the ESPP or on the date shares credited to the participant's account under the ESPP are issued to the participant. A participant may recognize ordinary income and taxable gain or loss on the date the participant sells shares purchased under the ESPP.

In general, if a participant holds shares purchased under the ESPP for more than two years before disposing of them, the participant will recognize in the year of disposition (i) ordinary income in an amount equal to the lesser of the excess of the fair market value of the shares on the date the participant purchased the shares over the price the participant paid for the shares or the excess of the fair market value of the shares on the date the participant sold the shares over the price the participant paid for the shares, and (ii) long-term capital gain or loss on any additional gain or loss on the disposition of the shares. The amount the participant recognizes as ordinary income is added to the participant's tax basis in the shares.

In general, if a participant disposes of shares purchased under the ESPP within two years of such purchase, the participant will recognize in the year of disposition ordinary income in an amount equal to the excess of the fair market value of the shares on the date the participant purchases the shares over the price the participant paid for the shares. Any additional gain or loss the participant realizes on the disposition of the stock will be short-term or long-term gain or loss, depending on the length of time the participant held the stock. The amount the participant recognizes as ordinary income is added to the participant's tax basis in the shares.

Participants in the ESPP will be treated for federal income tax purposes as having received, on a dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date. The tax basis of shares acquired through reinvested dividends is equal to the amount of such reinvested dividends.

The holding period for shares acquired under the ESPP begins the day after the day the shares are purchased.

The provisions of the federal income tax laws relating to the ESPP are complex and this is intended only as a summary of the principal tax consequences of participation in the ESPP. For this reason, and because tax laws are subject to amendment and different interpretations, participants are advised to consult the Internal Revenue Service or their personal tax consultant regarding the tax consequences of participating in the ESPP.

Federal Tax Consequences to the Company. No deduction is permitted to the Company or its participating subsidiaries at the time a participant purchases shares under the ESPP. If a participant disposes of shares within two years of purchasing those shares under the ESPP, the Company or the applicable subsidiary will be entitled to a deduction in the year in which the participant disposes of the shares. The amount of the deduction will be equal to the amount of the ordinary income required to be recognized by the participant.

The Board of Directors recommends that the shareholders vote "FOR" approval of the amendment to the ESPP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of five non-employee directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve and Ms. Dindo are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2012. The current Audit Committee charter is available on the Company's Web site at www.allete.com. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit process, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the 2011Annual Report on Form 10-K.

During 2011, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Director of Internal Audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting, and the Company's compliance with laws and regulations. It also reviewed the Company's process for communicating its code of business conduct and ethics. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2012, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm's independence. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2011, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (as adopted by the PCAOB in Rule 3200T), as amended, which include, among other items, matters related to the conduct of the audit of the Company's financial statements. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2011, and December 31, 2010, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

All audit and non-audit services and fees for 2011 and 2010 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2011	2010
Audit Fees[1]	$1,184,400	$1,120,552
Audit-Related Fees[2]	$225,000	53,355
Tax Fees[3]	$109,050	229,569
All Other Fees[4]	$20,979	17,000
Total	$1,539,429	$1,420,476

[1]
Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations and services in connection with securities offerings.

[2]	Audit-related fees were comprised of consultation services related to business development activity in 2011 and accounting-related consultation services in 2010.

[3]
Tax fees were comprised of tax consultation and planning services, including assistance with tax audits and appeals. In 2011, tax consulting services totaled $109,050. In 2010, tax compliance services totaled $20,050, and tax consulting services totaled $209,519.

[4]	Other fees were comprised of license and maintenance fees for accounting research software, regulatory consultation, training and HR benchmarking services.

March 20, 2012

Audit Committee

Douglas C. Neve, Chair
James J. Hoolihan
Kathryn W. Dindo
Leonard C. Rodman
Bruce W. Stender, ex-officio

ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2012. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2012.

OTHER BUSINESS

The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting of Shareholders, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2013 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting of Shareholders scheduled for May 14, 2013, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 22, 2012. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an annual meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders. Therefore, for the Annual Meeting of Shareholders scheduled for May 14, 2013, ALLETE must receive a shareholder's notice between January 8, 2013, and February 7, 2013. A shareholder's notice must also comply with informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2013 Annual Meeting of Shareholders may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 13, 2013, without discussion of such matter in the Proxy Statement relating to the 2013 Annual Meeting.

By order of the Board of Directors,

Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 20, 2012
Duluth, Minnesota

APPENDIX A

ALLETE and Affiliated Companies

Employee Stock Purchase Plan

(As Amended and Restated Effective May 9, 2012)

Table of Contents

Article		Page
1	Purposes of the Plan	A-1
2	Administration of Plan	A-1
3	Employees Eligible to Participate	A-2
4	Participation in Plan	A-2
5	Participation through Payroll Deduction	A-2
6	Participation through Optional Cash Payments and Payroll Deductions	A-3
7	Participation through “Optional Cash Payments Only” Feature of the Plan	A-3
8	Reinvestment of Dividends	A-4
9	Number and Price of Shares Purchased Under the Plan	A-4
10	Total Number of Shares Available for Issuance and Sale Pursuant to the Plan	A-4
11	Issuance of Certificates for Common Stock Purchased Under the Plan	A-5
12	Sale of Common Stock Purchased Under the Plan	A-5
13	Pledging of Common Stock Credited to Participant's Plan Account	A-5
14	Non-Transferability of Rights	A-5
15	Death or Retirement of Participant or Withdrawal from Plan	A-5
16	Rights Offering	A-6
17	Stock Dividends or Stock Splits	A-6
18	Voting Rights of Shares Credited to Participant's Account Under the Plan	A-6
19	Suspension, Modification, Amendment or Termination of Plan	A-6
20	Implementation, Interpretation or Regulation of Plan	A-6

ALLETE and Affiliated Companies
Employee Stock Purchase Plan
(As Amended and Restated Effective May 9, 2012)

ARTICLE 1. PURPOSES OF THE PLAN

Section 1.01    The purposes of the ALLETE and Affiliated Companies Employee Stock Purchase Plan (Plan) are to encourage employees of ALLETE (Company) and each of its subsidiaries (each, a Subsidiary Company), to become shareholders in the Company, to stimulate increased interest on the part of such employees in the affairs of the Company and Subsidiary Company, and to afford such employees an opportunity to share in the profits and growth of the Company and Subsidiary Company. The Plan enables Company and Subsidiary Company employees to purchase directly from the Company authorized but unissued shares of the Company's common stock (Common Stock) at a discount from the market price at the time that the purchases are made, with an opportunity to pay the purchase price through payroll deductions, optional cash payments, or by a combination thereof.

Section 1.02    The term “Subsidiary Company” shall mean, with respect to any present or future corporation, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.03    The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (Code). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

ARTICLE 2. ADMINISTRATION OF PLAN

Section 2.01    The Plan will be administered for the Company by a committee to be known as the Employee Benefit Plans Committee (Committee). The Committee shall consist of not less than three (3) members to be appointed by the Board of Directors of the Company. At least one (1) member of the Committee shall be an officer of the Company and shall be responsible for recording and maintaining the Committee's records.

Section 2.02    Each participant in the Plan shall have a separate account. Shares of the Company's Common Stock purchased for the account of each participant will be registered in the name of the Company as agent for the participant.

Section 2.03    Each participant in the Plan will receive a periodic statement of his or her account. At least one (1) such statement shall be provided to each participant prior to January 31 of the year following a calendar year in which a distribution was made showing the number of shares distributed during the calendar year, the date each distribution was made and the fair market value of the stock on the date distribution was made. In addition, each participant will receive copies of the same communications sent to all holders of Common Stock, including the Company's Annual Report to Shareholders, the Notice of Annual Meeting and Proxy Statement and Internal Revenue Service information for reporting dividends paid.

Section 2.04    The Company, Committee and any designated agent of either, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

Section 2.05    The Company will pay all administrative costs of the Plan and, except as indicated in Article 12, no brokerage fees or other charges will be payable by any participant.

ARTICLE 3. EMPLOYEES ELIGIBLE TO PARTICIPATE

Section 3.01    All employees of the Company and of a Subsidiary Company whose Board of Directors or Chief Executive Officer requests participation in the Plan and whose participation in the Plan is approved by the Committee or the Board of Directors of the Company shall be eligible to participate in the Plan except any of the following: (a) employees who have been employed less than six (6) months as of the time purchases of shares of the Company's Common Stock would be made for the participant's Plan account, (b) employees who are regularly scheduled to work less than 0.5 full-time equivalency or less than 20 hours per week, whichever is less, (c) employees whose customary employment is for not more than five (5) months in any calendar year, (d) employees who immediately after a purchase of shares hereunder would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company within the meaning of the rules set forth in Sections 423(b)(3) or 425(d) of Code, and (e) directors who are not officers, provided that each Subsidiary Company that has elected to participate in the Plan subsequent to the November 14, 1989 adoption of the amendment to this Section shall continue to participate in the Plan without taking any further action.

Section 3.02    An employee whose customary employment is less than forty (40) hours per week must work one (1) year during which such employee is regularly scheduled to work at least 0.5 full-time equivalency or at least 20 hours per week, whichever is less to become eligible.

Section 3.03    An eligible employee may join the Plan at any time.

ARTICLE 4. PARTICIPATION IN PLAN

Section 4.01    An eligible employee may become a participant in the Plan by completing and signing a New Account Authorization Form provided by the Company and returning it to the employee's human resources department.

ARTICLE 5. PARTICIPATION THROUGH PAYROLL DEDUCTION

Section 5.01    An eligible employee may participate in the Plan by filing with the Company (or the Subsidiary Company), on a New Account Authorization Form furnished by the Company (or the Subsidiary Company), an authorization for the Company (or the Subsidiary Company) to make payroll deductions in an amount selected by the employee which is not less than five dollars ($5) per payroll period nor more than twenty-three thousand seven hundred fifty dollars ($23,750) per calendar year. In any event, the sum of all payroll deductions, all optional cash payments (see Article 6) and all dividends available for investment (see Article 8) for any participant may not exceed twenty-three thousand seven hundred fifty dollars ($23,750) per calendar year. Employees may increase or decrease, the amount of the employee's payroll deduction, within the above limit, or discontinue payroll deductions by notifying the Company (or the Subsidiary Company) on forms to be furnished by the Company (or the Subsidiary Company). Payroll deductions, or any changes in the amount to be deducted, will begin with the first full pay period following receipt and processing by the Company (or Subsidiary Company) of the completed New Account Authorization Form or Change in Payroll Deduction Form.

Section 5.02    Payroll deductions will be used by the Company or its designated agent, along with any optional cash payments (see Article 6) and any dividends available for investment (see Article 8), to purchase authorized but unissued shares of the Company's Common Stock on the first day of the month immediately following receipt of such funds (Investment Date).

Section 5.03    No interest will be paid by the Company on amounts held for investment through payroll deductions.

ARTICLE 6. PARTICIPATION THROUGH OPTIONAL CASH PAYMENTS AND PAYROLL DEDUCTIONS

Section 6.01    An eligible employee who elects to participate in the payroll deduction feature of the Plan may also make cash payments at any time upon or after becoming a participant in the Plan. Optional cash payments by a participant cannot be less than ten dollars ($10) per payment nor more than a total of twenty-three thousand seven hundred fifty dollars ($23,750) per calendar year. In any event, the sum of all payroll deductions (see Article 5), all optional cash payments and all dividends available for investment (see Section 8.01) for any participant may not exceed twenty-three thousand seven hundred fifty dollars ($23,750) per calendar year. Any optional cash payment in excess of the annual contribution limit stated above will be refunded to the participant without interest.

Section 6.02    A participant may make an optional cash payment by enclosing a check (made payable to the Company or its designated agent) with the New Account Authorization Form (see Article 4) when enrolling, or at any other time, by forwarding a check with a Cash Payment Form, which will be attached to statements of account sent to participants by the Company or its designated agent. The same amount of money need not be invested each month and there is no obligation to make an optional cash payment in any month. Cash Payment Forms should be sent to the address indicated on the form. A Cash Payment Form may be obtained at any time by sending a written request to the Company in care of ALLETE Shareholder Services, 30 West Superior Street, Duluth, Minnesota 55802.

Section 6.03    Optional cash payments received from a participant will be used by the Company or its designated agent, along with any payroll deductions (see Article 5) and any dividends available for investment (see Article 8), to purchase authorized but unissued shares of the Company's Common Stock on the Investment Date immediately following receipt of such funds.

Section 6.05    No interest will be paid by the Company on optional cash payments held for investment.

ARTICLE 7. PARTICIPATION THROUGH “OPTIONAL CASH
PAYMENTS ONLY” FEATURE OF THE PLAN

Section 7.01    An eligible employee may elect to participate in the Plan solely through optional cash payments. The employee should indicate this choice by indicating a payroll deduction amount of $0 on the New Account Authorization Form (see Article 4). The provisions of Article 6 shall apply to optional cash payments received by the Company pursuant to this Article 7.

Section 7.02    An eligible employee who elects to participate in the optional cash payment only feature may at any time elect to enroll also in the payroll deduction feature of the Plan. A Change in Payroll Deduction Form providing for payroll deductions must be executed and returned to the employee's human resources department.

Section 7.03    An eligible employee who elects to participate through payroll deductions may at any time elect to discontinue payroll deductions and participate solely in the optional cash payment feature. In such event, the employee must notify the Company by contacting the employee's human resources department and must complete and sign a form instructing the Company (or Subsidiary Company) to discontinue payroll deductions. Payroll deductions will be discontinued effective the first pay period after the Company (or Subsidiary Company) receives and processes instructions from the employee.

ARTICLE 8. REINVESTMENT OF DIVIDENDS

Section 8.01     All cash dividends paid on shares of the Company's Common Stock credited to participant's account under the Plan will be used to purchase additional authorized but unissued shares of the Company's Common Stock until the Company or its designated agent is notified of a participant's death or withdrawal from the Plan, until the Plan is terminated by the Company, or until the participant ceases to be an eligible employee of the Company or Subsidiary Company (see Article 3). In any event, the sum of all payroll deductions (see Article 5), all optional cash payments (see Article 6) and all dividends available for investment for any participant may not exceed twenty-three thousand seven hundred fifty dollars ($23,750) per calendar year. Any cash dividends in excess of the annual contribution limit stated above shall be paid by the Company in cash directly to the participant.

ARTICLE 9. NUMBER AND PRICE OF SHARES
PURCHASED UNDER THE PLAN

Section 9.01    The number of shares which may be purchased for each participant depends upon the amount of the participant's payroll deductions, if any, optional cash payments, if any, dividends available for investment, if any, the price of the shares of Common Stock and the number of shares available for sale pursuant to the Plan in the manner set forth in Article 10. Except as limited by the provisions of Article 10, each participant's account will be credited with that number of shares, including any fraction of a share computed to three (3) decimal places, equal to the total amount to be invested divided by the purchase price as provided in Section 9.02 below.

Section 9.02    The price of shares of Common Stock purchased pursuant to the Plan will be ninety-five percent (95%) of the closing price of the Company's Common Stock on the New York Stock Exchange on the appropriate Investment Date (or the next preceding day on which the New York Stock Exchange is open, if it is closed on the Investment Date). In the event no trading occurs in the Company's Common Stock on the Investment Date, the purchase price will be ninety-five percent (95%) of the average of the reported bid and asked prices on the New York Stock Exchange on that date.

Section 9.03.    On each Investment Date, each participating employee shall be deemed to have been granted by the Company and to have simultaneously exercised an option to purchase a number of shares of Common Stock in an amount equal to the sum of (i) payroll deductions received from the participant since the prior Investment Date, if any, (ii) optional cash payments received from the participant since the prior Investment Date, if any, and (iii) dividends available for reinvestment since the prior Investment Date divided by the purchase price as provided in Section 9.02 above.

ARTICLE 10. TOTAL NUMBER OF SHARES AVAILABLE FOR
ISSUANCE AND SALE PURSUANT TO THE PLAN

Section 10.01    The number of shares of the Company's authorized but unissued Common Stock reserved for issuance and sale pursuant to the Plan will be _____________________________ (__________). The Company shall promptly institute the requisite corporate and regulatory proceedings which may be necessary or appropriate to assure continued availability of such shares for issuance and sale pursuant to the Plan.

Section 10.02    In the event that payroll deductions, optional cash payments and dividends available for investment of all participants exceed, at any Investment Date, the aggregate purchase price of shares remaining available for issuance pursuant to the Plan, payroll deductions, optional cash payments and dividends available for investment of each participant will be applied pro rata to the purchase of shares available under the Plan. The portion of each deduction, optional cash payment or dividends available for investment of any participant not so applied will be returned promptly without interest to the participant.

ARTICLE 11. ISSUANCE OF CERTIFICATES FOR COMMON
STOCK PURCHASED UNDER THE PLAN

Section 11.01    No certificates for shares of Common Stock purchased under the Plan will automatically be issued to participants. The number of shares credited to a participant's account under the Plan will be shown on each statement of account mailed to the participant.

Section 11.02    A participant, without withdrawing from the Plan, may request stock certificates or may request to move to the direct registration system (DRS) any number of whole shares credited to the participant's account under the Plan. A request for issuance of certificates or to move to DRS should be mailed to the Company in care of ALLETE Shareholder Services, 30 West Superior Street, Duluth, Minnesota 55802. Any remaining whole shares and any fractional share will continue to be credited to the participant's account. Fractional shares will not be issued under any circumstances.

Section 11.03    Subject to applicable securities regulations, certificates for whole shares, when issued, or shares held in the DRS will be registered in the names in which accounts under the Plan are maintained.

ARTICLE 12. SALE OF COMMON STOCK PURCHASED
UNDER THE PLAN

Section 12.01    A participant, or the estate of a deceased participant, may instruct the Company or its designated agent to sell up to two hundred (200) shares of the Common Stock held in the participant's Plan account in any calendar year. The cash proceeds from any such sale will be distributed to the participant or his estate, as applicable. The Company may deduct commissions payable to the independent agent, taxes and any other expenses related to the sale from the cash proceeds.

Section 12.02    A participant (or the estate of a deceased participant) who wishes to sell shares of Common Stock credited to the participant's (or deceased participant's) account must so notify the Company in care of ALLETE Shareholder Services, 30 West Superior Street, Duluth, Minnesota 55802. The Company will generally sell the Plan shares within five (5) business days after receipt of a request and the selling price will be the average price of all shares sold on behalf of participants on the given sale date.

Section 12.03    The right to sell shares of Common Stock credited to a participant's Plan account may not be exercised more than once during any calendar year.

ARTICLE 13. PLEDGING OF COMMON STOCK CREDITED TO
PARTICIPANT'S PLAN ACCOUNT

Section 13.01    Shares credited to the account of a participant under the Plan may not be pledged.

ARTICLE 14. NON-TRANSFERABILITY OF RIGHTS

Section 14.01    The right to purchase shares of the Company's Common Stock pursuant to the Plan shall not be transferable in any manner.

ARTICLE 15. DEATH OR RETIREMENT OF PARTICIPANT OR
WITHDRAWAL FROM PLAN

Section 15.01    A participant may withdraw from the Plan at any time. A participant's death, retirement or withdrawal from the Plan will stop all investment on an Investment Date if notification of death, retirement or withdrawal is received at least five (5) business days prior to the Investment Date. Any payroll deduction, optional cash payment, or dividends available for investment, for which investment has been stopped by timely notification of death, retirement or withdrawal from the Plan, will be refunded by the Company to the participant without interest.

Section 15.02    The Company must be notified in writing of a participant's death, retirement or withdrawal from the Plan. Upon notification of a participant's death, retirement or withdrawal from the Plan or upon termination of the Plan by the Company or upon a participant ceasing to be an eligible employee of the Company or Subsidiary Company (see Article 3), whole shares credited to the participant's account under the Plan will be deposited into the DRS (unless the Company or its designated agent is instructed to sell a certain number of such shares as provided in Article 12, in which case any whole shares remaining in the participant's Plan account after such sale will be deposited into the DRS) and a cash payment will be made for any fraction of a share credited to the employee's account.

ARTICLE 16. RIGHTS OFFERING

Section 16.01    In the event of a rights offering, warrants representing rights on any whole shares credited to a participant's account under the Plan will be mailed directly to the participant in the same manner as to all other shareholders.

Section 16.02    Rights based on a fraction of a share held in a participant's Plan account will be sold by the Company and the proceeds will be credited to the participant's account under the Plan and applied as an optional cash payment to purchase authorized but unissued shares for the Company's Common Stock on the next Investment Date.

ARTICLE 17. STOCK DIVIDENDS OR STOCK SPLITS

Section 17.01    Any stock dividends or shares issued pursuant to a stock split distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant's account.

ARTICLE 18. VOTING RIGHTS OF SHARES CREDITED TO
PARTICIPANT'S ACCOUNT UNDER THE PLAN

Section 18.01    For each meeting of shareholders each participant will receive a proxy for voting whole and fractional shares credited to his or her account under the Plan.

Section 18.02    If instructions are not received on all or part of a properly signed and returned proxy form, with respect to any item thereon, all of the participant's shares credited to his or her account under the Plan will be voted in the same manner as for nonparticipating shareholders who return proxies and do not provide instructions, that is, in accordance with the recommendations of the Board of Directors of the Company. If the proxy form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

ARTICLE 19. SUSPENSION, MODIFICATION,
AMENDMENT OR TERMINATION OF PLAN

Section 19.01    The Board of Directors of the Company reserves the right to suspend, modify, amend, or terminate the Plan at any time except that the Board of Directors of the Company cannot decrease the purchase price of the shares offered pursuant to the Plan, or make more restrictive the eligibility requirements for employees wishing to participate in the Plan. All participants will receive notice of any suspension, modification, amendment or termination of the Plan.

ARTICLE 20. IMPLEMENTATION, INTERPRETATION,
OR REGULATION OF PLAN

Section 20.01    The Company is authorized to take such actions to carry out the Plan as may be consistent with the Plan's terms and conditions.

Section 20.02    The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan's operation.

IN WITNESS WHEREOF, ALLETE has caused this instrument to be executed by its duly authorized officers.

ALLETE, Inc.

By:
Alan R. Hodnik
		Its:	Chairman, President and CEO

ATTEST:

By:
Deborah A. Amberg
Its:	Senior Vice President, General Counsel and Secretary